Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GreenHunter Resources, Inc.

We have audited the accompanying consolidated balance sheets of GreenHunter Resources, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GreenHunter Resources, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Hein & Associates LLP

Dallas, Texas
March 31, 2014, except for Note 16, as to which the date is August 20, 2014

GREENHUNTER RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,302,857	$1,765,642
Accounts receivable, net of allowance of $380,280 in both years	6,907,111	4,226,244
Related party accounts receivable, no allowance considered necessary	906,701	2,146,839
MAG Tank™ Inventory	82,300	—
Prepaid expenses and other current assets	1,708,705	318,807

Total current assets	10,907,674	8,457,532
FIXED ASSETS:
Land and improvements	1,549,059	1,596,232
Buildings	2,517,869	2,584,201
Water facilities, equipment, and other fixed assets	23,147,978	37,628,192
Biomass project, net of impairment of $15,873,013	1,975,000	2,000,000
Accumulated depreciation	(4,721,312)	(2,398,394)
Assets held for sale	12,523,754	—

Net fixed assets	36,992,348	41,410,231
OTHER ASSETS:
Goodwill	—	2,976,527
Other non-current assets	125,778	10,936

Total assets	$48,025,800	$52,855,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$7,056,725	$4,053,749
Accounts payable and accrued liabilities	11,456,243	11,169,896
Accounts payable to a related party	133,517	1,738,387
Accounts payable related to biomass project, $1,183,698 non-recourse	1,678,434	2,477,828
Deferred revenue – related party	—	65,925
Asset retirement obligation—current	—	100,100
Liabilities associated with assets held for sale	270,326	—

Total current liabilities	20,595,245	19,605,885
NON-CURRENT LIABILITIES:
Notes payable, less current portion	7,987,848	9,317,003
Asset retirement obligation	797,786	822,286
Liabilities associated with assets held for sale	288,514	—

Total liabilities	29,669,393	29,745,174
COMMITMENTS AND CONTINGENCIES (Notes 1 and 13)
STOCKHOLDERS’ EQUITY:
Series C Preferred Stock, $.001 par value, $25 stated value, 2,000,000 authorized shares, 2,000,000 and 1,561,144 issued and outstanding and liquidation preference of $50,000,000 and $39,028,600, at Dec. 31, 2013 and 2012, respectively	40,387,706	32,825,967
Common stock, $.001 par value, 90,000,000 shares authorized, 33,796,389 issued and 33,788,055 outstanding at December 31, 2013 and 33,120,483 issued and 33,120,482 outstanding at December 31, 2012	33,796	33,120
Additional paid-in capital	118,809,722	116,832,776
Accumulated deficit	(140,865,668)	(126,355,883)
Treasury stock, at cost, 8,334 and 1 share(s), respectively	(9,149)	(15)
Unearned common stock in KSOP, at cost, -0- and 15,200 shares, respectively	—	(225,913)

Total stockholders’ equity	18,356,407	23,110,052

Total liabilities and stockholders’ equity	$48,025,800	$52,855,226

See accompanying notes to consolidated financial statements

GREENHUNTER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2013	2012
REVENUES:
Water disposal revenue	$11,595,059	$8,723,244
Transportation revenue	9,564,522	6,722,055
MAG Tank™ revenue	1,854,750	—
Storage rental revenue and other	2,723,126	1,492,673

Total revenues	25,737,457	16,937,972

OPERATING COSTS AND EXPENSES:
Cost of goods and services provided	18,725,258	9,421,990
Depreciation and accretion expense	2,884,286	1,741,737
Impairment of asset value, biomass project	—	15,873,013
Stock based compensation	1,142,066	4,367,604
Selling, general and administrative	7,744,912	5,633,042

Total costs and expenses	30,496,522	37,037,386

OPERATING LOSS	(4,759,065)	(20,099,414)
OTHER INCOME (EXPENSE):
Interest and other income	143,955	15,317
Interest, amortization and other expense	(1,011,547)	(973,262)
Gain on sale of assets	2,205,047	3,000
Gain on settlements of payables	951,507	403,011
Gain on debt extinguishment	—	204,501
Unrealized gain (loss) on convertible securities	—	23,857

Total other income / expense	2,288,962	(323,576)

Net loss before taxes	(2,470,103)	(20,422,990)
Income tax expense	7,000	5,000

Loss from continuing operations (Note 4)	(2,477,103)	(20,427,990)
Income (loss) from discontinued operations	(7,445,397)	2,835,821

Net Loss	(9,922,500)	(17,592,169)
Preferred stock dividends	(4,587,285)	(1,926,723)
Gain on Series A Preferred Stock conversion	—	923,565
Deemed dividend on Series B Preferred Stock conversion	—	(2,573,025)

Net loss to common stockholders	$(14,509,785)	$(21,168,352)

Weighted average shares outstanding, basic and diluted	33,567,431	29,082,343

Net loss per share from continuing operations, basic & diluted	$(0.21)	$(0.83)

Net earnings (loss) per share from discontinued operations, basic & diluted	$(0.22)	$0.10

Net loss per share, basic & diluted	$(0.43)	$(0.73)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2012 TO DECEMBER 31, 2013

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Common Stock	Additional Paid In Capital	Accumulated Deficit	Treasury Stock	Unearned Shares in KSOP	Total Stockholders’ Equity
BALANCE, JANUARY 1, 2012	$7,934,055	$9,802,000	$—	$26,178	$94,677,525	$(105,187,531)	$(208,983)	$(225,913)	$6,817,331
Transfer accumulated preferred dividends to stated	690,945	—	—	—	—	—	—	—	690,945
Convert Series A Preferred to Series C Preferred and gain on conversion	(8,625,000)	—	7,701,435	—	—	923,565	—	—	—
Share based payments	—	—	—	1,328	4,157,308	—	208,968	—	4,367,604
Issued shares of Series C Preferred Stock and common stock in Hunter Disposal acquisition	—	—	2,200,000	1,847	3,303,786	—	—	—	5,505,633
Issued shares of common stock upon exercise of warrants	—	—	—	70	104,930	—	—	—	105,000
Dividends on preferred stock	—	—	—	—	—	(1,926,723)	—	—	(1,926,723)
Issued shares of Series C Preferred Stock in Virco acquisition	—	—	1,970,209	—	—	—	—	—	1,970,209
Issued shares of Series C Preferred Stock and common stock in Blue Water acquisition	—	—	500,000	248	512,855	—	—	—	1,013,103
Issued shares of Series C Preferred Stock and common stock for joint venture agreement	—	—	400,000	242	465,302	—	—	—	865,544
Issued shares of Series C Preferred Stock and common stock in White Top Black Water acquisition	—	—	787,200	590	954,655	—	—	—	1,742,445
Issued shares of Series C Preferred Stock and common stock for cash	—	—	13,657,774	167	283,840	—	—	—	13,941,781
Issued shares of Series C Preferred Stock upon redemption of Series B Debentures	—	—	5,609,349	—	—	—	—	—	5,609,349
Convert Series B Preferred Stock to common stock	—	(9,802,000)	—	2,450	12,372,575	(2,573,025)	—	—	—
Net Loss	—	—	—	—	—	(17,592,169)	—	—	(17,592,169)

BALANCE, DECEMBER 31, 2012	$—	$—	$32,825,967	$33,120	$116,832,776	$(126,355,883)	$(15)	$(225,913)	$23,110,052
Dividends on preferred stock	—	—	—	—	—	(4,587,285)	—	—	(4,587,285)
Net Proceeds from issuance of equity securities	—	—	7,561,739	372	860,414	—	—	—	8,422,525
Proceeds from exercise of equity securities	—	—	—	113	115,637	—	—	—	115,750
Share based compensation	—	—	—	117	1,141,950	—	—	—	1,142,067
Purchase of Treasury Stock	—	—	—	—	—	—	(9,134)	—	(9,134)
Issued shares for KSOP	—	—	—	74	84,858	—	—	—	84,932
Allocation of unearned shares in KSOP	—	—	—	—	(225,913)	—	—	225,913	—
Net loss	—	—	—	—	—	(9,922,500)	—	—	(9,922,500)

BALANCE, DECEMBER 31, 2013	$—	$—	$40,387,706	$33,796	$118,809,722	$(140,865,668)	$(9,149)	$—	$18,356,407

See accompanying notes to consolidated financial statements

GREENHUNTER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,922,500)	$(17,592,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and accretion expense	4,096,062	1,870,809
Impairment of biomass project	—	15,873,013
Impairment of asset value less insurance proceeds	1,280,444	—
Goodwill impairment	2,753,362	—
Gain on asset sale	(1,311,102)	(2,939,500)
Non-cash stock-based compensation	1,142,066	4,367,604
Amortization of deferred financing costs	—	262,304
Amortization of debt discount	37,370	—
Unrealized gain loss from change in fair value of convertible securities	—	(23,857)
Gain on settlements of payables	(951,507)	(403,011)
Gain on extinguishment of debt	—	(204,501)
Changes in operating assets and liabilities:
Accounts receivable	(2,841,417)	(732,722)
Related party accounts receivable	1,240,138	269,439
Inventory	(82,300)	—
Prepaid expenses and other current assets	(1,504,739)	(139,689)
Accounts payable and accrued liabilities	6,271,354	(2,100,180)
Related party accounts payable	(1,604,870)	—

Net cash used in operating activities	(1,397,639)	(1,492,460)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,956,214)	(12,209,304)
Cash paid in acquisitions, net of cash received of $1.3 million in 2012	—	(4,712,094)
Proceeds from sale of assets	5,681,671	2,939,500

Net cash used in investing activities	(5,274,543)	(13,981,898)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of equity securities	8,201,148	14,998,516
Commissions and fees paid on stock issuances	—	(1,056,735)
Proceeds from exercise of warrants and options	115,750	105,000
Proceeds from notes payable	6,573,291	7,999,536
Payment of notes payable	(4,084,373)	(3,478,882)
Preferred stock dividend paid	(4,587,285)	(1,404,239)
Purchase of treasury stock	(9,134)	—
Payment of deferred financing costs	—	(8,019)

Net cash provided by financing activities	6,209,397	17,155,177

CHANGE IN CASH	(462,785)	1,680,819
CASH, beginning of period	1,765,642	84,823

CASH, end of period	$1,302,857	$1,765,642

Cash paid for interest	$911,464	$657,858
NON-CASH TRANSACTIONS:
Issued shares of Series C Preferred Stock upon redemption of Series B Debentures	$—	$5,609,349
Transfer accumulated preferred dividends to stated value	$—	$690,945
Issued shares of common stock upon conversion of Series B Preferred Stock	$—	$9,802,000
Issued shares of Series C Preferred Stock upon exchange of Series A Preferred Stock	$—	$7,701,435
Deemed dividend on conversion of Series B Preferred Stock to common stock	$—	$2,573,025
Issued shares of common stock as commission for sale of purchased stock	$174,969	$—
Issued warrants in connection with sale of preferred stock	$345,799	$—
Issued shares for KSOP	$84,932	$—
Capital expenditures in accounts payable	$740,287	$6,583,851
Capital additions from acquisitions	$—	$18,886,787
Issued shares of common stock for acquisition	$—	$5,239,524
Issued shares of Series C Preferred Stock for acquisition	$—	$5,857,409

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF OUR BUSINESS

GreenHunter Resources, Inc. (“GreenHunter”), through its wholly-owned subsidiaries, operates assets involved in clean water business as it relates to the oil and gas industry in the unconventional oil and natural gas resource plays.

Through our wholly-owned subsidiary GreenHunter Water, we provide Total Water Management Solutions™ in the oilfield. The Company’s approach to water management includes fixed-facility and mobile water treatment systems (Frac-Cycle ®), an expanding portfolio of UIC Class II Salt Water Disposal wells with advanced hauling and fresh water logistics services, a next-generation modular above-ground storage tank system (MAG Tank™), and compliance tracking technologies (RAMCAT™) that allow producers to reduce costs while they account for their fluids from cradle-to-grave and adhere to emerging regulations.

Current Plan of Operations and Ability to Operate as a Going Concern

As of December 31, 2013, we had a working capital deficit of $9.7 million of which pending legal issues related to earlier construction activities at our Mesquite Lake Biomass Plant of $1.2 million are non-recourse to the parent company, GreenHunter Resources, Inc. Although we are generating increasingly significant revenues from our water management activities, we have continued to experience losses from our ongoing operations (but at a significantly reduced level), which raises doubt about our ability to continue as a going concern. Additionally, we were not in compliance with certain existing covenants contained in certain secured debt agreements as of December 31, 2013; however, waivers were obtained from the specific lenders for December 31, 2013.

In late 2013, Management decided to focus on expanding our operations in the Appalachia Region. As part of this strategy, we committed to a plan to sell our fixed assets in South Texas and Oklahoma. These assets are classified as held for sale as of December 31, 2013. Negotiations related to the sale of these assets were ongoing at December 31, 2013. We expect to generate significant cash from these sales. We intend to use this additional capital to assist in resolving our deficit in working capital and to provide the growth capital needed to fund additional projects that are a part of our overall business plan to grow our business in Appalachia.

On January 28, 2014, GreenHunter Water sold a saltwater disposal well and associated equipment and certain real property located in Karnes County, Texas for aggregate consideration of approximately $3.9 million pursuant to an Asset Purchase Agreement with Sable Environmental SWD 5, LLC. GreenHunter Water received $1.0 million in cash at closing and a promissory note for approximately $2.9 million with an interest rate of 10% per annum and maturity date of January 31, 2016.

On March 11, 2014, GreenHunter Water entered into an agreement to sell a saltwater disposal well and associated equipment located in Frio County, Texas to Sable Environmental SWD 7, LLC pursuant to an Asset Purchase Agreement for a purchase price of $4.6 million that included a $500 thousand non-refundable deposit. As a part of this Agreement, the purchaser has agreed to pay off the $2.9 million promissory note, in full, that was issued on January 28, 2014, when the first well in Karnes County, Texas was sold to the same purchaser. We expect to close on the sale of this well and receive payment for the purchase price of the well and the payoff of the note in April of 2014.

We have additional assets in South Texas and Oklahoma that are held for sale at December 31, 2013. We anticipate we will close on the sale of these assets in the second quarter of 2014. These assets are being marketed at amounts greater than our net book value at December 31, 2013.

In December 2013, the Company entered into a letter of intent to sell our remaining renewable asset, a biomass plant, which included a non-refundable fee of $25 thousand that granted the buyer an exclusive right to purchase the property through February 15, 2014. On February 19, 2014, GreenHunter Mesquite Lake entered an agreement to sell the biomass project to ML Energy Park, LLC for $2.0 million. The closing is scheduled for March 15, 2015. The prospective buyer made an initial payment of $50 thousand as earnest money deposit and will continue to pay $50 thousand per month for a year or until deciding to purchase the property. The monthly payments, as well as the initial $25 thousand fee, are non-refundable and can be used at our discretion, but will be applied to the purchase price if it is ultimately consummated.

In late 2013, the Company closed on several private placements of unsecured debt totaling $1.5 million for the purpose of building MAG Tanks™. The Company had two manufacturing facilities building MAG Panel™ inventory at December 31, 2013. We expect sales and rentals of MAG Tanks™ to increase our operating cash flows in 2014. Furthermore, we raised additional unsecured debt in the first quarter of 2014 to enable us to continue to produce MAG Tank™ inventory.

During the year ended December 31, 2013, the Company borrowed an additional $1.5 million under a promissory note due to the Company’s Chairman and Interim Chief Executive Officer. As of December 31, 2013, there is $500 thousand available under this facility. The letter of guarantee associated with this note has been extended through December 31, 2014.

We anticipate both having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months and having available funds for some of our growth projects in Appalachia from the following:

•	Revenue generated from our water management activities

•	The expected sale of our assets classified as held for sale at December 31, 2013

•	The sale of our Mesquite Lake property

•	The proceeds from unsecured credit facilities (such as those related to our MAG Panel™ production)

•	Letter of credit guarantee from our Chairman

Our ability to fund all of our planned capital expenditures is largely dependent on the Company’s ability to secure additional capital. Management believes that the steps we have taken to improve our working capital position will enhance the process of seeking additional capital through a number of different sources. However, there can be no assurance that the Company will be successful in raising sufficient capital to fund the development of our water management business or that we will generate sufficient cash flow to fund our ongoing operating cash flow needs, in which case, we will be required to seek alternative financing, sell our assets, or any combination thereof. Further, considering our financial condition, we may be forced to accept financing or sell assets at terms less favorable than would otherwise be available.

NOTE 2. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of GreenHunter Resources, Inc. and our wholly-owned subsidiaries, Hunter Disposal, LLC, GreenHunter Water, LLC, GreenHunter Mesquite Lake, LLC (“Mesquite Lake”), Hunter Hauling, LLC (“Hunter Hauling”), Eagle Ford Water Hunter Joint Venture (“Eagle Ford Water”), GreenHunter Wind Energy, LLC (“Wind”), Little Muskingum Drilling, LLC (“Virco”), Virco Realty, Inc, (“Virco”), White Top Oilfield Construction, LLC (“White Top”) and Blackwater Services, LLC (“Blackwater”). All significant intercompany transactions and balances have been eliminated.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available at the date of the financial statements. Actual results could differ from those estimates. Significant estimates include the following:

•	the allocation of purchase price to assets and liabilities acquired,

•	allowance for doubtful accounts receivable,

•	asset retirement obligations,

•	fair value of stock-based compensation,

•	contingent liabilities, and

•	the assessment of assets for impairment.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include securities with maturities of 90 days or less at the date of purchase. At times, we have cash deposits in excess of federally insured limits.

Revenue Recognition

The Company recognizes revenues in accordance with Accounting Standards Codification 605 (ASC 605 “Revenue Recognition”) and Staff Accounting Bulletin No 104, and accordingly all of the following criteria must be met for revenues to be recognized: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectability is reasonably assured. The majority of the Company’s revenue results from contracts with direct customers and revenues are generated upon performance of contracted services. The Company derives the majority of its revenue from water resource management as it relates to the oil and gas industry, including transportation and disposal of fresh and salt water by Company-owned trucks and/or third-party trucks to customer sites for use in drilling and hydraulic fracturing activities and from customer sites to remove and dispose of backflow and produced water originating from oil and gas wells. Revenues are also generated through fees charged for use of the Company’s disposal wells and from the rental of tanks and other equipment. Transportation and disposal rates are generally based on a fixed fee per barrel of disposal water or, in certain circumstances, transportation is based on an hourly rate. Rates for other services are based on negotiated rates with the Company’s customers and revenue is recognized when the services have been performed. Excise and other taxes collected from customers and remitted to governmental authorities are not included in revenue.

Accounts Receivable

Accounts receivable consists of water disposal, transportation, storage and other revenue from rental of our water storage tanks. We review accounts receivable periodically and reduce the carrying amount with a valuation allowance that reflects our best estimate of the amount that may not be collectible. The allowance deemed necessary was $380 thousand as of both December 31, 2013 and 2012. Bad debt expense was $0 and $356 thousand for the year ended December 31, 2013 and 2012, respectively. The Company does not charge interest on past due balances of accounts receivable.

Concentration of Customer Risk

Five of the Company’s customers comprised approximately 50% of the Company’s consolidated revenues for the year ended December 31, 2013. Two customers comprised approximately 45% of the Company’s consolidated accounts receivable at December 31, 2013.

Three of the Company’s customers comprised 61% of the Company’s consolidated revenues for the year ended December 31, 2012 and 60% of the Company’s consolidated accounts receivable at December 31, 2012 consisted of accounts receivable due from three customers.

Inventories

Inventory consists of MAG Tank™ panels and is stated at the lower of cost or market. We impair the carrying value of our inventory for discontinued, obsolete, excess and damaged inventory. This impairment is equal to the difference between the cost of inventory and its estimated market value based upon assumptions of future demand, targeted inventory turn rates, management strategy and market conditions. If actual market conditions are less favorable than those projected by management or management strategy changes, additional inventory impairments may be required and, in the event of a major change in strategy or downturn in market conditions, such impairments could be significant. We did not have any significant impairment charges for inventory during the year ended December 31, 2013.

Property, Plant and Equipment

Property plant and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following useful lives:

Transportation equipment (in years)	5
Furniture, fixtures & other (in years)	5 to 7
Water disposal, handling and storage equipment (in years)	7 to 20
Land improvements (in years)	15
Buildings (in years)	30
Water disposal and handling facilities (in years)	7 to 20

Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any gains or losses are reflected in current operations.

Long-lived assets, including property and equipment, are evaluated for impairment when certain triggering events of changes in circumstances indicate that the carrying values may not be recoverable over their estimated remaining useful life.

Deferred Financing Costs

Costs incurred in connection with issuing debt are capitalized and amortized as an adjustment to interest expense over the term of the debt instrument using the interest method. Deferred financing costs in 2012 were related to the Series B debentures, which were in default and were classified as current liabilities. During 2012, we have exchanged for Series C Preferred Stock all but $90 thousand of these obligations, and the related deferred financing costs were written off at that time.

Goodwill

Goodwill is considered to have an indefinite useful economic life and is not amortized. Instead, authoritative guidance requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reportable units, and determining the fair value. Significant judgments are required to estimate the fair value of a reporting unit including estimating future cash flows, determining appropriate discount rates and other assumptions. The Company assesses impairment of its goodwill at least annually as of December 31, or on an interim basis if events or circumstances indicate the fair value of goodwill may have decreased below its carrying value. The Company adopted Accounting Standards Update (ASU) No. 2011-08, Intangibles-Goodwill and Other (Topic 350) which permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying the more quantitative two-step impairment test. See further discussion of our goodwill impairment at Note 5 – Acquisitions and Divestitures.

Impairment of Asset Value

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-term assets or whether the remaining balance of long-term assets should be evaluated for possible impairment. We compare the estimate of the related undiscounted cash flows over the remaining useful lives of the applicable assets to the assets’ carrying values in measuring their recoverability. When the future cash flows are not sufficient to recover an asset’s carrying value, an impairment charge is recorded for the difference between the asset’s fair value and its carrying value. See further discussion of impairment of asset value at Note 5 – Acquisitions and Divestitures and at Note 15 – Segment Data.

Repairs and Maintenance

We charge the cost of repairs and maintenance, including the cost of replacing minor items not constituting substantial betterment, to selling, general and administrative expenses as these costs are incurred.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with the provisions of the ASC standards which require companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. We estimate the fair value of each share-based award using the Black-Scholes option pricing model for service and performance based awards and the lattice model for market-based awards. Certain of our grants have performance-based vesting terms. We amortize the fair value of these awards over their estimated vesting terms which are based on both the probability and estimated timing of the achievement of these performance goals. See Note 12 for additional information on our stock-based compensation.

Asset Retirement Obligation

The Company accounts for asset retirement obligations based on the guidance of ASC 410 which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. ASC 410 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We measure and record income tax contingency accruals in accordance with ASC 740, Income Taxes.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than fifty percent likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets.

 Fair Value of Financial Instruments

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

•

Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

The carrying value of cash and cash equivalents, receivables, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. Based on borrowing rates which management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and other market factors, the carrying value of the Company’s debt obligations approximate their fair value. The Company had no assets or liabilities that are being re-measured at fair value at either December 31, 2013 or December 31, 2012.

Income or Loss Per Common Share

Basic income or loss per common share is net income or loss applicable to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is calculated in the same manner, but also considers the impact to net income or loss and common shares outstanding for the potential dilution from stock options, warrants, convertible debentures, preferred stock, and convertible promissory notes.

Shares of our common stock underlying the following securities were not included in dilutive weighted average shares outstanding for the years ended December 31, 2013 and 2012, as their effects would have been anti-dilutive.

	December 31,
	2013	2012
Stock options	12,173,255	10,827,165
Warrants	3,531,631	3,020,000
Convertible debentures	71,860	53,275
Convertible promissory notes	715,000	880,000

Total	16,491,746	14,780,440

Our Series C Preferred Stock is only convertible to common stock at the shareholders election upon a change in control of the Company. The potential dilutive effect of Series C Preferred Stock based on the closing price as of December 31, 2013 would be 43,103,448 common shares.

NOTE 4. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

On October 11, 2012, we received a cash payment of $2.9 million as consideration for the sale of the assets of GreenHunter Wind Energy, LLC, consisting of our Ocotillo wind project. The divestiture of our interests in this project resulted in a gain of $2.9 million, and is reflected as income from discontinued operations.

In late 2013, we adopted a plan to sell our assets in South Texas and Oklahoma and discontinue our operations in these two geographical areas in order to concentrate our efforts in Appalachia. Based on this decision, the Company began to seek and negotiate with buyers for its three disposal wells in Oklahoma, its disposal wells in South Texas which include three operating wells and a lease to develop a fourth disposal well, and the assets of White Top and Blackwater, which were used in our South Texas operations. We closed on the sale of all of our wells in South Texas except one in the first quarter of 2014, and the last one is under contract to sell and is expected to close in April 2014. See further discussion at Note 17 – Subsequent Events.

We have ceased depreciation of fixed assets held for sale in December 2013.

The following represents selected items from the results of discontinued operations as of the dates indicated:

	December 31,
	2013	2012

Revenue from discontinued operations	$12,175,165	$132,121

Goodwill impairment	$2,753,362	$—

Impairment of assets	$1,280,444	$—

Net income / (loss) for discontinued operations before taxes (Including gain on disposal of Ocotillo wind project of $2,936,500 in 2012)	$(7,445,397)	$2,835,821

Income tax expense	—	—

Income / (loss) from discontinued operations	$(7,445,397)	$2,835,821

NOTE 5. ACQUISITIONS AND DIVESTITURES

Hunter Disposal

On February 17, 2012, the Company, through its wholly-owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee of the Board of Directors for each company. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of approximately $2.2 million in cash, $3.3 million in common stock, $2.2 million in Series C Preferred Stock and a $2.2 million convertible promissory note due to the seller. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, entered into agreements with Hunter Disposal and GreenHunter Water for wastewater hauling and disposal capacity in the states of Kentucky, Ohio and West Virginia and a five-year frac tank rental agreement with GreenHunter Water.

The acquisition of Hunter Disposal was accounted for using the acquisition method of accounting, which requires the net assets acquired to be recorded at their fair values. The following table summarizes the purchase price and the final valuation of the net assets acquired at the date of acquisition:

Fair value of consideration transferred:
Cash paid	$2,200,000
1,846,722 shares of common stock issued on February 17, 2012 at $1.79 per share	3,305,632
88,000 shares of Series C Preferred Stock at stated value of $25 per share	2,200,000
10% Convertible Promissory note	2,200,000

Total	$9,905,632

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$1,175,197
Disposal wells	6,460,925
Land and improvements	13,776
Field equipment (excluding disposal wells)	2,466,500
Office and admin assets	3,500
Deposits	10,936
Asset retirement obligation	(225,202)

Total	$9,905,632

Working capital acquired (assumed):
Cash	$1,290,775
Accounts receivable	2,945,003
Prepaid expense	13,641
Accounts payable & accrued expenses	(3,074,222)

Total working capital acquired	$1,175,197

On September 30, 2012, we recorded a change in estimate of the asset retirement obligation on the Hunter Disposal wells as a result of an analysis of the capacity of the water disposal wells to accept fluid and the effect on useful lives and well plugging cost estimates. As a result of our analysis, we increased our estimate of asset retirement cost from $27,355 to $225,202 with a resulting increase in carrying value of the asset.

Blue Water

On April 27, 2012, we entered into an Option Agreement and a Pledge Agreement with Midwest Continent Holding, LLC (“Midwest”) to acquire 100% of Midwest’s membership interest in Blue Water Energy Solutions, LLC (“Blue Water”) on or before June 30, 2012 for $2.5 million. Blue Water owns three existing salt water disposal wells and related facilities located in Oklahoma, near the emerging Mississippian Lime Shale Play. Midwest previously owned 100% of the membership interest of Blue Water until April 30, 2012. The price we paid for the option was $750,000, consisting of a cash payment of $250,000 and $500,000 of our Series C preferred stock. Midwest had previously pledged its membership interest in Blue Water as security for the Option Agreement. On June 29, 2012, we paid $515,000 in cash and issued 247,876 shares of our common stock valued at $513 thousand under the option agreement and extended our purchase option until July 31, 2012. On July 31, 2012, we exercised our option to acquire Blue Water for a final cash payment of $675 thousand. In addition, we spent approximately $458 thousand to improve the properties during the option period. The Option Agreement contained other covenants during the option period, including naming us as the sole Manager of Blue Water Energy Solutions, LLC during the option term.

The acquisition of Blue Water was accounted for using the acquisition method of accounting, which requires the net assets acquired to be recorded at their fair values. The following table summarizes the purchase price and the final valuation of the net assets acquired at the date of acquisition:

Fair value of consideration transferred:
Cash paid	$1,440,085
247,876 shares of common stock issued on June 29, 2012 at $2.07 per share	513,103
20,000 shares of Series C Preferred Stock at stated value of $25 per share	500,000
Improvements made during option period	458,170

Total	$2,911,358

Amounts recognized for assets acquired and liabilities assumed:
Disposal wells and equipment	3,131,768
Asset retirement obligation	(220,410)

Total	$2,911,358

In May 2013, lightning struck property and equipment located at the Company’s Rhoades salt water disposal well site located in Canadian County, Oklahoma, resulting in an impairment of $1.9 million, which was calculated using estimates to arrive at the fair value of the property and equipment subsequent to the loss. During the third quarter of 2013, the Company received insurance proceeds of $664 thousand due to this loss, which was recorded as a reduction of the impairment, reducing the impairment to $1.2 million.

Virco

On November 2, 2012, we acquired two water disposal wells, land, buildings and equipment from two entities, Little Muskingum Drilling, LLC, and Virco Realty, Inc., (collectively “Virco”) for $300,000 in cash and 91,425 shares of our Series C Preferred Stock having a fair value of $1,970,209 on the acquisition date. The shares of Series C Preferred Stock were issued to a small group of former shareholders of Virco.

The following table summarizes the purchase price and the final valuation of the net assets acquired at the date of acquisition:

Fair value of consideration transferred:
Cash paid	$300,000
91,425 shares of Series C Preferred Stock (stated value of $25 per share) at the $21.55 per share closing price on November 2, 2012	1,970,209

Total	$2,270,209

Amounts recognized for assets acquired and liabilities assumed: Cash	$41,599
Accounts receivable	223,247
Accounts payable	(4,960)
Disposal wells	778,953
Trucks and equipment	131,580
Land and buildings	1,400,000
Asset retirement obligation	(300,210)

Total	$2,270,209

White Top and Blackwater

On December 31, 2012, we completed an acquisition of two oilfield water service and construction companies that provide services to oil and natural gas producers in the Eagle Ford Shale. The two entities, White Top Oilfield Construction, LLC (“White Top”) and Blackwater Services, LLC (“Blackwater”), with common management, had been providing services since 2008 to operators active in the Eagle Ford Shale play of South Texas. Combined assets included vacuum water trucks, dump trucks, drilling rig wash trailers and heavy equipment. Located in Louise, Wharton County, Texas, White Top and Blackwater previously serviced E&P operators predominantly concentrated in the Texas counties of Gonzales, Karnes and DeWitt.

Pursuant to the terms of the acquisition agreements, the companies were acquired for an aggregate $1,200,000 cash, 41,000 shares of the Company’s Series C Preferred Stock and 589,657 shares of the Company’s common stock. The shares of Series C Preferred Stock and common stock were issued to a small group of former shareholders of White Top and Blackwater. The shares of Series C Preferred Stock are not convertible into or exchangeable for any of the Company’s other property or securities except that the shares of Series C Preferred Stock are convertible into shares of the Company’s common stock under certain circumstances in connection with a change of ownership or control transaction. $450,050 of the cash price was paid on December 31, 2012 and the balance of the cash price, $750,000, was paid in January 2013. As of the date of this report, none of these shares of preferred stock issued to the former shareholders of White Top and Blackwater have been sold. The Company has instigated legal action against the former shareholders of White Top and Blackwater to fully recover the equity consideration issued to them under the terms of the acquisition agreements. See Note 13–Commitments and Contingencies.

The acquisition of White Top and Blackwater was accounted for using the acquisition method of accounting, which requires the net assets acquired to be recorded at their fair values.

The following table summarizes the purchase price and the final valuation of the net assets acquired at the date of acquisition:

Fair value of consideration transferred:
Cash paid at closing December 31, 2012	$450,050
Cash paid in January 2013	750,000
589,657 shares of common stock issued at $1.62 per share	955,244
41,000 shares of Series C preferred stock, stated value of $25 per share, issued at $19.20 per share	787,200

Total	$2,942,494

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$855,432
Land	70,760
Field equipment	2,333,181
Goodwill	2,753,362
Debt assumed	(3,070,241)

Total	$2,942,494

Working capital acquired (assumed):
Cash	$3,785
Accounts receivable	2,460,792
Accounts payable & accrued expenses	(1,609,145)

Total working capital acquired	$855,432

On May 17, 2013, the Company discontinued certain portions of the operations of White Top and Blackwater, due to continued losses, resulting in increased uncertainties regarding the timing and nature of a recovery of capital expenditures. Taking these factors into account, the Company reassessed its financial outlook of, and consequently reevaluated the recoverability of goodwill associated with these acquisitions. The Company performed the two-step impairment test and concluded that the fair value of goodwill was substantially lower than the carrying value of goodwill associated with the acquisition. Accordingly, during the first quarter of fiscal 2013, the Company recorded an impairment charge of $2.8 million. In the fourth quarter of 2013, the Company made a purchase accounting adjustment related to Blackwater for $46 thousand. The effect of this adjustment was to reduce our previous recorded loss on the impairment of goodwill related to the Blackwater purchase.

On June 30, 2013, the Company wrote off certain assets acquired as part of the White Top and Blackwater acquisition that were repossessed as partial consideration for loans the Company had assumed as part of the White Top and Blackwater acquisition, and on which subsequently defaulted. Also on June 30, 2013, the Company wrote off certain assets that were not in possession of the Company, for which the Company has taken legal action in an attempt to take possession of the assets previously acquired. In May of 2013, we discontinued certain portions of operations of White Top and Blackwater due to continued losses. Certain assets related to these discontinued activities were subsequently sold. The write-offs and sale resulted in a loss on sale of assets of approximately $788 thousand.

Wheeling Barge Facility

On March 13, 2013, the Company acquired a 10.8 acre barging terminal facility located in Wheeling, West Virginia, for $750 thousand. When the facility is refurbished, it will contain a water recycling station using GreenHunter’s Frac-Cycle ™ product line capable of being scaled to 10,000 BBLs per day of processing. This location will also serve as a barging station with 19,000 BBLs per day of onsite storage.

Helena Disposal Well

On June 10, 2013, the Company’s wholly-owned subsidiary, GreenHunter Water, LLC, closed on the sale of a saltwater disposal well and associated equipment located in South Texas, pursuant to an Asset Purchase Agreement with Sable Environmental SWD 4, LLC, for which the Company received $5.2 million, resulting in a gain of $2.3 million.

The following unaudited summary, prepared on a pro forma basis, presents the results of operations for the year ended December 31, 2012, as if the acquisitions of Hunter Disposal, Virco, White Top, and Blackwater, along with transactions necessary to finance the acquisitions, had occurred January 1, 2012. The unaudited pro forma information includes the effects of adjustments for interest expense, dividends and depreciation expense. The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

For the Year Ended December 31, 2012
Total operating revenue	$33,763,551
Total operating costs and expenses	53,437,966

Operating loss	(19,674,415)
Interest expense and other	(383,875)

Net loss before taxes	(20,058,290)
Income tax expense	5,000

Loss from continuing operations	(20,063,290)
Income from discontinued operations	2,936,500

Dividends on preferred stock	(3,935,969)

Net loss attributable to common stockholders	$(21,062,759)

Net loss per share, basic & diluted	$(0.70)

NOTE 6. FIXED ASSETS

Fixed assets are stated at cost. The following is a schedule of our fixed assets as of December 31,:

	2013	2012
Land and improvements	$1,549,059	$1,596,232
Buildings	2,517,869	2,584,201
Water facilities equipment and other fixed assets
Water disposal and handling facilities	12,645,595	15,981,366
Fixed assets not yet in service	858,000	11,002,911
Transportation equipment	7,390,668	8,246,376
Other equipment	1,663,645	1,663,646
Furniture, fixtures & other	590,070	733,893
Assets held for sale	12,523,754	—

Total plant, equipment and other	39,738,660	41,808,625

Biomass project, net of impairment (in 2012)	1,975,000	2,000,000

Total fixed assets	41,713,660	43,808,625
Less: Accumulated depreciation	(4,721,312)	(2,398,394)

Net fixed assets	$36,992,348	$41,410,231

Depreciation expense of $2.9 million and $1.7 million from continuing operations was recorded for the years ending December 31, 2013 and 2012, respectively. Fixed assets are not subject to depreciation until they are not under construction and placed in service. We ceased depreciation of the assets held for sale in December 2013 when we committed to the plan to sell these assets.

NOTE 7. ASSET RETIREMENT OBLIGATIONS

During 2012, we recorded an estimate of the asset retirement obligation on our disposal wells acquired and drilled based on estimated costs to plug and abandon these wells and an analysis of the capacity of the water disposal wells to accept fluid and the effect on useful lives and well plugging cost estimates, a level three measurement in the fair value valuation hierarchy. The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31, 2013 and 2012.

	2013	2012
Asset retirement obligation at beginning of period	$922,386	$—
Assumed in Hunter Disposal acquisition	—	27,355
Assumed in Blue Water acquisition	—	220,410
Assumed in Virco acquisition	—	300,210
Liabilities incurred on new wells	121,347	133,479
Liabilities settled	(25,930)	—
Accretion expense	101,445	43,085
Revision in estimated liabilities	—	197,847

Asset retirement obligations at end of period	1,119,248	922,386
Less: current portion (1)	(100,100)	(100,100)

Non-current portion of asset retirement obligation (2)	$1,019,148	$822,286

(1)	The total current portion of asset retirement obligation of $100 thousand at December 31, 2013, is associated with assets held for sale.

(2)	The non-current portion of asset retirement obligation at December 31, 2013, includes $221 thousand associated with assets held for sale.

NOTE 8. NOTES PAYABLE

Notes Payable at December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012
Notes payable for insurance premiums due in monthly installments through April, 2014, 6.73% fixed rate	$309,035	$127,090
9% Series B Senior Secured Redeemable Debentures due on various dates ranging from September 30, 2013 to February 28, 2014	90,000	90,000
Note payable collateralized by building due in monthly installments with a balloon payment at November 30, 2017, 5.7% fixed rate (2)	1,347,051	1,415,582
Notes payable collateralized by equipment due in monthly installments from December 9, 2014 to August 25, 2018, various rates described below (3)	4,674,817	5,140,056
Note payable collateralized by real estate due in monthly installments through December 28, 2032, 4.25% variable rate	1,083,886	1,120,000
10% convertible promissory note to a related party due in quarterly installments commencing May 17, 2013 due February 17, 2017, 10% fixed rate	1,787,500	2,200,000
Promissory notes assumed in acquisition secured by accounts receivable, inventory and equipment due on demand, maturing January 25, 2013 and February 10, 2013, 7% fixed rate, which are now in default, accruing at 18%	979,863	942,774
Note payable collateralized by building due in monthly installments, maturing January 13, 2022, 15.49% fixed rate	—	30,217
Note payable collateralized by real estate due in monthly installments, maturing September 1, 2026, 6% variable rate	42,786	45,419
Note payable assumed in acquisition collateralized by equipment due in monthly installments, maturing January 20, 2013 to November 2, 2017, rates ranging from 4.99% to 12.93%	257,176	501,723
Note payable assumed in acquisition collateralized by equipment due in monthly capital lease installments, maturing September 14, 2014 to January 11, 2017, rates ranging from 11.23% to 12.08% (1)	807,376	1,528,198
Note payable assumed in acquisition due to a factoring company as part of an accounts receivable factoring arrangement, effective interest rate of 20.4%	—	229,693
Note payable collateralized by property and equipment due in monthly installments, maturing September 13, 2023, 3.25% variable rate	1,076,468	—
Promissory note to related party interest and principal due April 30, 2014, 13% fixed rate	1,382,341	—
Notes payable for MAG Tank™ financing, including $200 thousand to related parties, with interest due on the first of each month, maturing on various dates from November 14, 2014 to December 19, 2014, 15% fixed rate	1,443,652	—

	15,281,951	13,370,752

Less: current portion	(7,226,951)	(4,053,749)

Total Long-Term Debt	$8,055,000	$9,317,003

(1)	Includes notes classified as liabilities associated with assets held for sale of which $170 thousand is current and $67 thousand is long term
(2)

Note includes debt covenants for which we were not in compliance at December 31, 2013. The lender waived the default provisions related to our non-compliance as of December 31, 2013 and as of the next measurement period, December 31, 2014.

(3)

Includes notes that contained debt covenants for which we were not in compliance at December 31, 2013. The lender waived the default provisions related to our non-compliance as of December 31, 2013, the Covenant’s next measurement period is as of December 31, 2014.

The following table presents the approximate annual maturities of debt and capital lease obligations as of December 31, 2013:

2014	$7,226,951
2015	2,148,505
2016	1,986,680
2017	2,132,755
2018	311,928
Thereafter	1,475,132

$15,281,951

Debt Covenants

The terms of the Company’s obligations with two financial institutions collateralized by equipment and real estate require the Company to comply, on an annual basis, with specific financial covenants including a debt service coverage ratio. The Company is required to maintain a ratio of debt service coverage equal to or in excess of 1.30 to 1.00 for one financial institution and 1.00 to 1.00, for the second financial institution and both are calculated as the ratio of consolidated EBITDA to required principal and interest payments on indebtedness, as defined in the credit agreements. The Company was not in compliance with certain existing debt covenants contained in our secured debt agreements as of December 31, 2013. We obtained waivers from our lenders for the non-compliance in our debt covenants for the year ending December 31, 2013, and for an additional grace period for the year ending December 31, 2014.

Notes Payable

The Company has a note payable for the building that serves as the location of the Company’s corporate headquarters. The note has an interest rate of 5.7%, monthly payments of $11 thousand, and matures during November 2017, requiring a balloon amount of approximately $1.0 million.

On January 23, 2012, we entered into a note payable with a bank for the purchase of a water hauling truck in the amount of $179 thousand, bearing a fixed interest rate of 7.99% with principal and interest payable monthly over the term of the loan. The note payable has a final maturity date of January 24, 2015.

On February 17, 2012, we entered into a note payable with a bank in the amount of $2.2 million, bearing a fixed interest rate of 5.5% with principal and interest payable monthly over the term of the loan, to finance a portion of the consideration paid in our acquisition of Hunter Disposal. The note is collateralized by the equipment acquired, and has a final maturity date of February 17, 2015. See Note 5–Acquisitions and Divestitures, for additional information.

On May 17, 2012, we entered into a note payable with a bank for the purchase of ten water hauling trucks and trailers in the amount of $1.7 million, bearing interest at a rate of one-month LIBOR plus 4%, currently 4.25%, with principal and interest payable monthly over the term of the loan. The note payable has a final maturity date of August 17, 2017.

On August 28, 2012, we entered into a note payable with a bank for the purchase of four trucks in the amount of $650 thousand, bearing interest at a rate of one-month LIBOR plus 4%, currently 4.25%, with principal and interest payable monthly over the term of the loan. The note payable has a final maturity date of September 28, 2017.

On August 29, 2012, we entered into a note payable with a bank for the purchase of four trailers in the amount of $143 thousand, bearing interest at a rate of 15.19%, with principal and interest payable monthly over the term of the loan. The note payable has a final maturity date of September 1, 2015.

On August 29, 2012, we entered into a note payable with a bank for the purchase of four trucks in the amount of $332 thousand, bearing an interest rate of 9.92%, with principal and interest payable monthly over the term of the loan. The note payable has a final maturity date of October 1, 2016.

On December 28, 2012, we entered into a note payable with a bank in the amount of $1.12 million, collateralized by real estate obtained through the Virco acquisition. The note has a LIBOR based interest rate, currently 4.25%, monthly payments of $7 thousand, and matures during December 2032.

During the year of 2013, we entered into various premium finance agreements to finance certain insurance premiums. The combined amount financed under these agreements was $831 thousand. The agreements bear an interest rate of 7% and are due in monthly installments for one year.

On March 13, 2013, we entered into a note payable with a bank in the amount of $750 thousand, collateralized by property and equipment, which included an additional $350 thousand of borrowing capacity for construction and refurbishment purposes. The note has a variable interest rate based on the prime rate of the 10 largest U.S. banks and was 3.25% at year-end 2013. Monthly interest and principal payments of $11 thousand are required, and the note matures on September 13, 2023. The $350 thousand borrowing capacity was fully utilized at December 31, 2013.

On July 25, 2013, we entered into a note payable with a bank in the amount of $1.07 million for the purchase of water hauling trucks. The note has a variable interest rate of one month LIBOR plus 4%, 4.25% at December 31, 2013, with interest and principal payments of $19 thousand and matures on August 25, 2018.

On November 1, 2013, we entered into a note payable with a financing company in the amount of $30 thousand for the purchase of a pick-up truck. The note has an interest rate of 5.24%, with principal and interest payable monthly to the maturity date of November 24, 2016.

In the fourth quarter of 2013, the Company closed on the private placement of approximately $1.5 million of the Company’s Unsecured Term Notes due one year from the date of issuance together with 134,211 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock of the Company for $2.25 per share and has an expiration date of five years from the date of issuance. 116,435 of these warrants were issued to third parties in association with $1.3 million of the notes, which have a debt discount of $66 thousand and an interest rate of 15%. The net proceeds of the placement are intended to fund MAG Panel™ inventory.

9% Series B Senior Secured Redeemable Debentures

The Company had not paid interest on the Series B debentures for the period March 2011 through December 2013. Therefore, we were technically in default on our Series B Debentures at December 31, 2013 and December 31, 2012. Upon an event of default, the debentures become due and payable upon demand, so we have classified the debentures as a current liability as of December 31, 2013 and December 31, 2012. These debentures are secured by GreenHunter Energy’s interest in GreenHunter Mesquite Lake, LLC, and are otherwise non-recourse to GreenHunter Resources.

On October 21, 2011, we offered the holders of the 9% Series B Redeemable Debentures the opportunity to convert the principal and accrued but unpaid interest on the debentures to shares of our Series C Preferred Stock. The offer was extended until August 31, 2012. During the year ended December 31, 2012, holders of $5,211,808 principal amount of our Series B Debentures elected to convert their principal and accrued interest. The principal balance of the debentures that remained outstanding at December 31, 2012 and at December 31, 2013, was $90 thousand.

Notes Payable to Related Parties

During the year ended December 31, 2013, the Company borrowed an additional $1.5 million under a promissory note due to the Company’s Chairman and Interim Chief Executive Officer. As of December 31, 2013, there is $500 thousand available under this facility. Interest for this note was $10 thousand for the year ended December 31, 2013. Should the Company borrow any available amounts, they will carry an interest rate of 13% per annum. The letter of financial support associated with this note has been extended through December 31, 2014.

In the fourth quarter of 2013, the Company closed on the private placement of approximately $1.5 million of the Company’s Unsecured Term Notes due one year from the date of issuance together with 134,211 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock of the Company for $2.25 per share and has an expiration date of five years from the date of issuance. 17,776 of these warrants were issued to officers of the Company in association with $200 thousand of the notes, which have an interest rate of 15%. Interest for this note was $2 thousand for the year ended December 31, 2013. The net proceeds of the placement are intended to fund MAG Panel™ inventory.

Convertible Promissory Note Payable to Related Party

On February 17, 2012, the Company entered into a 10% convertible promissory note for $2.2 million payable to Triad Hunter as partial consideration in the Hunter Disposal acquisition. Terms of payment under the note are interest only due quarterly from May 17, 2012 to February 17, 2013. Thereafter, beginning May 17, 2013 and continuing quarterly until February 17, 2017, the payments due will include accrued interest and principal payments of $137.5 thousand per quarter. Interest expense related to this note was $176.5 thousand and $165 thousand for the years ended December 31, 2013 and December 31, 2012, respectively. The promissory note matures on February 17, 2017 and is convertible at any time by the holder into shares of common stock of the Company at a conversion price of $2.50 per share. See Note 5–Acquisitions and Divestitures, for additional information.

Blackwater and White Top Notes Payable

Certain notes were assumed by the Company as part of the White Top and Blackwater acquisition. See Note 5–Acquisitions and Divestitures, for additional information.

NOTE 9. INCOME TAXES

The total provision for income taxes consists of the following:

	2013	2012
	(in thousands)
Current Taxes:
Federal	$—	$—
State	7	5
Deferred
Federal	—	—
State	—	—

	$7	$5

At December 31, 2013, we had available for U.S. federal income tax reporting purposes, a net operating loss (NOL) carry-forward for regular tax purposes of approximately $71 million which expires in varying amounts during the tax years 2027 through 2033. No provision for federal income tax benefit is reflected on the statement of operations for the year ended December 31, 2013 because we are uncertain as to our ability to utilize our NOL in the future.

The NOL above includes $2.6 million of deductions for excess stock-based compensation. Excess stock-based compensation deductions represent stock-based compensation that have generated tax deductions that have not yet resulted in a cash tax benefit because the Company has NOL carry-forwards. The Company plans to recognize the federal NOL tax assets associated with excess stock-based compensation tax deductions only when all other components of the federal NOL tax assets have been fully utilized. If and when the excess stock-based compensation related NOL tax assets are realized, the benefit will be credited directly to equity.

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2013 and 2012, to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

	2013	2012
	(in thousands)
Statutory tax expense (benefit)	$(842)	$(6,980)
State income tax	7	5
Change in valuation allowance	804	6,895
Effect of permanent differences and other
Interest expense disallowed for tax	3	61
Effect of other permanent differences	35	24
Total Tax Expense	$7	$5

The components of our deferred income taxes were as follows for the years ended December 31, 2013 and 2012:

	2013	2012
	(in thousands)
Deferred tax assets:
Net operating loss carryover	$23,569	$19,977
Capital loss carryover	77	77
Charitable contributions carryover	—	3
Share based compensation	6,890	6,501
Property and equipment	2,854	4,149
Goodwill	888	—
Deferred book liabilities	381	574

Total net deferred tax assets	34,659	31,281
Less valuation allowances	(34,659)	(31,281)
Net deferred tax assets	$—	$—

We follow ASC 740 Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. Under ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. We had no liabilities for unrecognized tax benefits at December 31, 2013.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended December 31, 2013 and 2012, we did not recognize any interest or penalties in our consolidated condensed statement of operations, nor did we have any interest or penalties accrued in our consolidated balance sheet at December 31, 2013 and 2012 relating to unrecognized tax benefits.

The tax years 2010-2013 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject. The tax years 2009-2013 remain open for the Texas Margin tax.

The goodwill originally recorded and which is attributable to the acquisition of White Top and Blackwater would have been amortized over 15 years for tax purposes. The goodwill was subsequently fully impaired on the financial statements.

NOTE 10. STOCKHOLDERS’ EQUITY

The following table reflects changes in our outstanding preferred stock, common stock, and treasury stock during the periods reflected in our financial statements:

	Preferred Stock	Common Stock	Treasury Stock	KSOP
January 1, 2012	15,780	26,177,989	13,985	15,200
Issued shares of Series C Preferred Stock in Hunter Disposal acquisition	88,000	—	—	—
Issued shares of Series C Preferred Stock in Blue Water acquisition	20,000	—	—	—
Issued shares of Series C Preferred Stock in joint venture agreement	16,000	—	—	—
Issued shares of Series C Preferred Stock in Virco acquisition	91,425	—	—	—
Issued shares of Series C Preferred Stock in White Top and Blackwater acquisition	41,000	—	—	—
Issued shares of Series C Preferred Stock upon redemption of Series B Debentures	232,536	—	—	—
Issued shares of Series C Preferred Stock in public offering	727,183	—	—	—
Issued shares of Series C Preferred Stock in exchange for Series A Preferred Stock	345,000	—	—	—
Received shares of Series A Preferred Stock in exchange for Series C Preferred Stock	(5,978)	—	—	—
Issued shares of common stock in exchange for Series B Preferred Stock	(9,802)	2,450,500	—	—
Issued shares of common stock in Hunter Disposal acquisition	—	1,846,722	—	—
Issued shares for Share based payments	—	1,328,059	(13,984)	—
Issued shares of common stock upon exercise of warrants	—	70,000	—	—
Issued shares of common stock upon acquisitions	—	1,080,004	—	—
Issued shares of common stock in ATM public offering	—	167,209	—	—

December 31, 2012	1,561,144	33,120,483	1	15,200
Issued shares of Series C Preferred Stock in public offering	265,436	—	—	—
Issued shares of common stock upon exercise of warrants	—	12,500	—	—
Issued shares of common stock upon exercise of stock options	—	100,000	—	—
Issued shares of common stock in public offering	—	221,946	—	—
Issued shares of common stock for share based payments	—	150,835	—	—
Issued shares of common stock for stock compensation	—	116,771	—	—
Issued shares of Series C Preferred Stock in private placement	181,786	—	—	—
Issued shares of KSOP	—	73,854	—	—
Adjustment of Series C Preferred Stock	(8,366)	—	—	—
Allocation of unearned shares in KSOP	—	—	—	(15,200)
Purchase of treasury stock			8,333

December 31, 2013	2,000,000	33,796,389	8,334	—

Preferred Stock

The Company currently reflects 2,008,366 shares of 10% Series C Cumulative Preferred Stock on its books. The Company has authorized 2,000,000 shares of its 10% Series C Preferred Stock in its certificate of designation for such preferred stock. The balance of 8,366 shares refers to shares that the Company has not yet issued because of i) claims the Company has against such holders for breaches of various agreements which the Company is currently pursuing legal action to recover and ii) outstanding conversion applications from Series B Debentures to Series C Preferred Stock at the time of the report.

The Company has authorized a total of 10,000,000 shares for five classes of Preferred Stock, which includes an authorization limit of 2,000,000 shares of our Series C Preferred Stock. Series A Preferred Stock has been fully converted to Series C Preferred Stock, Series B Preferred Stock has been fully converted to common stock, Series D and Series E Preferred Stock have not been issued as of December 31, 2013. The Series C Preferred Stock is redeemable solely at the Company’s option after June 30, 2015 at the stated value of $25.00 per share. The Series C Preferred Stock pays a dividend at 10% per annum. If it is ever redeemed, a deemed dividend of the variance between the stated value and the carrying value will be recognized upon redemption.

We were not able to pay dividends in cash on our Series A Preferred Stock for the quarters ending December 31, 2008 through September 30, 2012. In accordance with the terms of this preferred stock, accrued dividends of $2.3 million were added to the stated value of the preferred stock through June 30, 2012. On August 27, 2012, we exchanged 345,000 shares of our Series C Preferred Stock with a fair value of $7,701,435, based on the closing trading price of $22.32 per share on August 27, 2012 and a liquidation preference of $8,625,000, based on stated liquidation price of $25.00 per share for all of the outstanding Series A Preferred Stock, plus accrued dividends through August 27, 2012. The stated value, including accrued dividends, of the 5,978 shares of Series A Preferred Stock received in exchange was $8,625,000. We recorded a deemed dividend of $(923,565) as a result of this transaction. Also on August 27, 2012, we exchanged 2,450,500 shares of our common stock for all of the outstanding Series B Preferred Stock. The stated value of the 9,802 shares of Series B Preferred Stock received in exchange was $9,802,000. The exchange rate used to calculate the number of common shares issued was $4.00 per share. The Series B Preferred Stock was convertible into shares of our common stock at $7.50 per share by its terms of the original issuance. As a result of the exchange, we recognized a deemed dividend payment of $2,573,025.

During 2012, we further reduced the stated value of our non-convertible 10% Series C Preferred Stock (liquidation preference of $25.00 per share) to reflect discounts and expenses associated with acquisitions of White Top, Blackwater and Virco as well as our public offering executed in December of 2012. The reduction of the stated value, if ever redeemed solely at the Company’s option after June 30, 2015, or due to a change of control, will be treated as a dividend upon exchange of our Series C Preferred Stock.

On February 17, 2012, we issued 22,000 shares of our 10% Series C Preferred Stock as partial consideration in our acquisition of Hunter Disposal. On April 25, 2012, we changed the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our 10% Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock. See Note 5–Acquisitions and Divestitures, for additional information. The Series C Cumulative Preferred Stock earns 10% dividends paid monthly and is not convertible into common shares of the company except for under certain circumstances in the event of a change of control.

On April 27, 2012, the Company issued 20,000 shares of our 10% Series C Preferred Stock as partial consideration in the closing of the Blue Water Acquisition. See Note 5–Acquisitions and Divestitures, for additional information.

On June 29, 2012, the Company issued 16,000 shares of our 10% Series C Preferred Stock as partial consideration in the closing of four permitted disposal well sites for the Eagle Ford Water Hunter Joint Venture.

On July 31, 2012, the Company closed a public offering of 425,000 shares of its non-convertible 10% Series C Preferred Stock (liquidation preference of $25.00 per share) at a public offering price of $21.00 per share. The net proceeds to the Company from the offering were approximately $7.9 million, net of underwriter discounts, commissions and estimated offering expenses.

On November 27, 2012, the Company issued 91,425 shares of our 10% Series C Preferred Stock as partial consideration in the closing of the Virco Acquisition. See Note 5–Acquisitions and Divestitures, for additional information.

On December 31, 2012, the Company issued 41,000 shares of our 10% Series C Preferred Stock as partial consideration in the closing of the White Top and Blackwater Acquisition. See Note 5–Acquisitions and Divestitures, for additional information.

On December 11, 2012, the Company closed a public offering of 300,000 shares of its non-convertible 10% Series C Preferred Stock (liquidation preference of $25.00 per share) at a public offering price of $21.00 per share. The net proceeds to the Company from the offering were approximately $5.9 million, net of underwriter discounts, commissions and estimated offering expenses. We sold an additional 2,183 shares through our At-The-Market (“ATM”) facility for net proceeds of $42,941 in December 2012.

During the year ended December 31, 2012, the Company issued 232,536 shares of our 10% Series C Preferred Stock upon conversion of $5.2 million in principal along with accrued interest of $602 thousand on our Series B Debentures.

During the first quarter of 2013, the Company issued the remaining Series C Preferred Stock under its then current registration statement. The net cash proceeds received upon issuance of these securities were approximately $4.8 million for the issuance of 265,436 shares of Series C Preferred Stock through our At-The-Market (“ATM”) facility.

On September 19, 2013, the Company sold in a private placement, 181,786 units consisting of an aggregate of 181,786 shares of Series C Preferred Stock and 282,778 common stock warrants. The net cash proceeds received upon issuance of these securities were approximately $3.1 million. The Company issued 150,835 shares of common stock as compensation for services rendered in connection with the transaction to the placement agent. As part of the agreement with the purchasers of the securities, the Company agreed to register the shares within 90 days of September 19, 2013, which it did.

Common Stock and Common Stock Warrants

We have 90,000,000 authorized shares of common stock. We cannot pay any dividends on our common stock until all Series A and Series C cumulative preferred dividends have been satisfied. All Series A cumulative preferred dividends were paid in the exchange of Series C Preferred Stock on August 27, 2012.

On February 17, 2012, the Company issued 1,846,722 shares of common stock with a fair market value of $3.3 million based on stock price of $1.79, as partial consideration in the acquisition of Hunter Disposal. See Note 5–Acquisitions and Divestitures, for additional information.

On June 27, 2012, the Company issued 247,876 shares of our common stock valued at $512 thousand (based on a closing price of $2.11 per share as of June 27, 2012) as partial consideration for entry into the joint venture agreement with Blue Water Energy Solutions, LLC.

On June 29, 2012, the Company issued 242,471 shares of our common stock valued at $506 thousand, (based on a closing price of $2.04 per share as of June 29, 2012) as partial consideration for the acquisition of four permitted disposal well sites for the Eagle Ford Water Hunter Joint Venture.

On December 20, 2012, the Company amended a public offering to include issuance of common stock, par value $0.001 per share, as well as 10% Series C Preferred Stock (liquidation preference of $25.00 per share) at a public offering price of $21.00 per share. The shares are to be sold from time to time at market.

On December 31, 2012, the Company issued 589,657 of our common stock valued at $955,244 (based on a closing price of $1.62 per share as of December 31, 2012) as partial consideration for the acquisition of White Top and Blackwater.

During the year ended December 31, 2012, the Company issued 1,111,111 shares of common stock to Gary C. Evans for payment of a Board of Director and Stockholder approval fee for providing a line of credit to the Company for up to $2 million. The shares were valued at $2.0 million based on the closing price of $1.81 per share on November 26, 2012, the date the transaction was approved by stockholders. The Company also issued 111,848 of our common stock valued at $202 thousand based on the closing price of $1.81 per share, to executive officers of the Company for deferred and bonus pay approved by the stockholders at our annual meeting on November 26, 2012.

During the year ended December 30, 2012, the Company issued 70,000 shares of common stock upon exercise of 70,000 of our $1.50 warrants.

In the first quarter of 2013, the Company issued the remaining common stock under its then current registration statement. The net cash proceeds received upon issuance of 221,946 shares of these securities was approximately $340 thousand through our ATM facility.

On September 19, 2013, the Company issued 150,835 shares as compensation to the placement agent for services rendered in connection with a transaction. The Company agreed to register the shares within 90 days, which it did.

Treasury Stock

During the year ended December 31, 2012, the Company issued 13,984 shares of the Company’s common stock out of treasury, with a cost of $211 thousand, for payment of shares owed for fully vested share grants under our share based compensation plan.

During the year ended December 31, 2013, the Company purchased 8,333 shares of common stock from an officer of the Company for $9 thousand based on the market closing price on the day of the transaction. The stock is being held by the Company as treasury stock.

Common Stock Warrants

The following is a summary of warrant activity for the two years ended December 31, 2013 and 2012.

	2013			2012
	Shares	Weighted Average Exercise Price	Weighted Average Expected Life	Shares	Weighted Average Exercise Price	Weighted Average Expected Life
Outstanding—Beginning of Year	3,020,000	$2.01	1.08	3,549,047	$1.94	1.85
Granted	524,131	$1.79	4.81	—	—	0.00
Exercised	(12,500)	$1.50		(70,000)	$1.50
Expired	—	$0.00		(459,047)	$1.50
Outstanding—End of Year	3,531,631	$1.98	0.78	3,020,000	$2.01	1.08
Exercisable—End of Year	3,531,631	$1.98		3,020,000	$2.01

On September 19, 2013, the Company issued 282,778 warrants, which expire five years from their issue date, with an exercise price of $2.25 per share in connection with the sale of Series C Preferred Stock.

In the fourth quarter of 2013, the Company issued a total of 134,211 warrants, which expire five years from their issue dates, with an exercise price of $2.25 in connection with private debt placements. 17,776 of these warrants were issued to officers of the Company.

On December 12, 2013, the Company issued 107,142 warrants, which expire five years from their issue date, with an exercise price of $0.01 to the Company’s Chairman in connection with a loan made to the Company by the Chairman.

Employee Benefit Plans

The Company sponsors a defined contribution 401KSOP plan that is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Under this plan, the Company matches a percentage of the participants’ contributions up to a specified amount. Contributions to the plans were $141,873 and $164,628 for the years ended December 31, 2013 and 2012, respectively.

NOTE 11. CONVERTIBLE SECURITIES

Effective January 1, 2009, the Company adopted the provisions of Emerging Issues Task Force (EITF) 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock , which was primarily codified into FASB ASC 815, Derivatives and Hedging (“ASC 815”). The Company had current derivative liabilities resulting from the antidilutive features on its common stock warrants, Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock. The estimated fair value of the convertible securities liability was revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statements of operations.

As of December 31, 2012, there are no convertible warrants, and all Series A and Series B Preferred Stock have been converted to common stock. The Company recorded a $24 thousand non-cash gain related to the change in fair value of unrealized gain or loss on convertible securities for the year ended December 31, 2012.

NOTE 12. STOCK-BASED COMPENSATION

In September 2010, the Company adopted its 2010 Long-Term Incentive Compensation Plan (the “Incentive Plan”), which provides for equity incentives to be granted to employees, officers or directors of the Company, as well as key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares on the date of grant, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. A maximum of 5,000,000 shares of Common Stock were authorized for issuance under the Incentive Plan. As of December 31, 2013, this Plan has no remaining securities available for future issuance.

On February 1, 2013, the Board of Directors approved the Company’s 2013 Long-Term Incentive Compensation Plan. This Plan provides for equity incentives to be granted to employees, officers or directors of the Company as well as key advisors or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares on the date of grant, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. A maximum of 7,000,000 shares of Common Stock were authorized for issuance under the Incentive Plan. This Plan received stockholder approval at a Special Meeting of Stockholders which occurred on May 8, 2013. As of December 31, 2013, this Plan had 5,475,000 securities remaining for future issuance.

Common Stock Options

During the year ended December 31, 2012, the Company granted 2,025,750 common stock options to members of management and employees of the Company at an average exercise price of $1.65 with an average estimated fair value of $0.98 per share. The options have a life of ten years and vest in equal amounts over a three year period beginning one year from the date of grant.

During the year ended December 31, 2013, the Company granted 2,637,400 common stock options to members of management and employees of the Company at an average exercise price of $1.40 with an average estimated fair value of $0.85 per share. The options have a life of ten years and vest in equal amounts over a three year period beginning one year from the date of grant.

We recorded share based compensation of approximately $1.0 million and $2.0 million for the years ended December 31, 2013 and 2012, respectively, related to vesting of employee common stock options.

As of December 31, 2013 and December 31, 2012, there were $1.8 million and $1.4 million, respectively, of total unrecognized compensation cost related to unvested shares associated with stock options which will be recognized over weighted-average periods of 2.00 years and 1.22 years, respectively. We recognize compensation expense for our stock options on a straight-line basis over their vesting term. We are required to issue new shares of common stock upon the exercise of the stock options by such holder(s).

We estimated the fair value of each stock based grant using the Black-Scholes option pricing method for service and performance based options, and the Lattice Model for market based awards. The weighted average values for options issued for the year ended December 31, 2013 are as follows:

	2013	2012
Number of options issued	$2,637,400	$2,025,750
Weighted average stock price	$1.40	$1.65
Weighted average exercise price	$1.40	$1.65
Weighted average expected life of options(a)	6.00	5.00
Weighted average expected volatility (b)	67%	73%
Weighted average risk-free interest rate	1.30%	0.81%
Expected annual dividend per share	—	—
Weighted average fair value of each option	$0.85	$0.98

(a)	The options have a life of ten years.
(b)

The expected volatility of our common stock was estimated using an average of volatilities of publicly traded companies in similar energy businesses. This also approximates the Company’s five year historical volatility.

The following is a summary of stock option activity during the years ended December 31, 2013 and 2012.

	2013			2012
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value* ($000’s)	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value* ($000’s)

Outstanding—Beginning of Year	10,827,165	$4.71	$1,571	8,826,500	$5.41	$—
Granted	2,637,400	1.40	—	2,025,750	1.65	—
Exercised	(100,000)	0.97	—	—	—	—
Cancelled	(1,191,310)	1.61	—	(25,085)	1.45	—
Outstanding—End of Year	12,173,255	3.83	$530	10,827,165	4.71	$1,571
Exercisable—End of Year	8,450,046	$4.93	$352	7,359,330	$6.30	$576

*	The Aggregate Intrinsic Value was calculated using the December 31, 2013 and 2012 closing stock price of $1.16 and $1.62, respectively.

The following is a summary of stock options outstanding at December 31, 2013:

Exercise Prices			Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Number of Exercisable Options
$0.90	-	$1.00	1,989,999	7.26	1.353,330
$1.01	-	$1.20	1,255,000	9.45	—
$1.21	-	$1.55	470,000	8.81	100,000
$1.56	-	$1.75	2,287,097	8.35	865,557
$1.76	-	$2.00	1,780,667	5.72	1,740,667
$2.01	-	$10.00	3,490,332	3.41	3,490,332
$10.01	-	$15.00	43,999	4.15	43,999
$15.01	-	$18.00	36,667	4.14	36,667
$18.01	-	$20.00	792,828	4.12	792,828
$20.01	-	$22.75	26,666	4.38	26,666

			12,173,255		8,450,046

Share Awards

During the year ended December 31, 2012, we granted 47,582 shares of common stock to the nonemployee members of the Board of Directors in lieu of receiving cash for their fees. These common shares vested immediately and were valued at weighted average price of $2.24 per share based on the quoted market value of the stock on the date of the grant. We recognized $106 thousand of expense in our selling, general, and administrative expenses for the year ended December 31, 2012, related to these shares. These shares were not issued as of December 31, 2012, but are included in weighted average basic shares outstanding as of December 31, 2012.

On February 13, 2012, we granted 3,500 restricted shares to employees. These common shares vested immediately and were valued at a weighted average of $1.65 per share, based on the quoted market value of the stock on the date of the grant. We recognized $6 thousand of expense in our selling, general, and administrative expenses for the year ended December 31, 2012, related to these shares. These shares were issued out of treasury.

During April 2011, the compensation committee approved the grant of shares of the Company’s common stock valued at $1.0 million, which is equivalent to 1,111,111 shares of common stock based on the closing price per share of $0.90 on April 5, 2011, to the Company’s Chairman, pending shareholder approval. On July 10, 2012, our Chairman converted $50 thousand of accrued and unpaid payroll into 27,322 shares of our common stock.

On November 26, 2012, upon approval of our stockholders, certain executive officers of the Company were granted a total of 84,526 shares of our common stock in lieu of cash compensation owed these executives. The stockholders also approved the 1,111,111 and 27,322 share grants to Mr. Evans on this date. These grants were valued at $1.81 per share, which was the closing price of our common stock on that date. The total value of these grants recorded in stock compensation expense for the year ended December 31, 2012 was approximately $2.2 million. These shares were not issued as of December 31, 2012 but are included in weighted average basic shares outstanding as of December 31, 2012.

During the year ended December 31, 2012, we recorded approximately $3 thousand of expense for shares previously granted to Mr. Jonathan Hoopes, our President and Chief Operating Officer at that time, related to a restricted stock grant. The portion of the restricted stock grant that fully vested in 2012 was 25,000 shares. These were not issued as of December 31, 2012, but are included in weighted average basic shares outstanding at December 31, 2012.

The Company did not grant, cancel, or exercise any share awards in 2013.

The following is a summary of unvested share awards for the year ended December 31, 2012:

	2012
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested—Beginning of Year	25,000	$1.87
Granted	74,230	2.02
Cancelled	—	—
Exercised	—	—
Vested	(99,230)	1.98
Unvested—End of Period	—	$—

NOTE 13. COMMITMENTS AND CONTINGENCIES

On March 29, 2012, GreenHunter Water entered into a five year commercial lease agreement for an existing truck and barge transloading and water storage facility located in Washington County, Ohio. The facility is located on approximately 10 acres of land and contains 70,000 barrels (BBL) of functional bulk liquids storage tank capacity, a barge transloading station, a covered loading station with multiple truck servicing bays and office space. The lease commitment is for five years with monthly payments of $8 thousand for the first year, $10 thousand for the second year and $12 thousand for years three through five of the lease. Additionally, we are required to pay an additional fee of $0.04 per barrel for all wastewater delivered to and stored on the leased premises.

Leases

The Company rents property, equipment and certain office equipment under operating leases. Lease expense under operating leases and rental contracts amounted to $1.4 million and $538 thousand for the years ended December 31, 2013 and 2012, respectively.

Future minimum lease payments, by year and in the aggregate, for non-cancelable operating leases with initial or remaining terms of one year or more were as follows as of December 31, 2013:

2014	$617,288
2015	217,607
2016	177,000
2017	63,000
2018	27,000
Thereafter	92,917

$1,194,812

Lawsuits

We operate in a highly regulated industry. We are subject to the regulatory authority of the SEC, the EPA and numerous other federal and state governmental agencies. From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. While we cannot predict the outcome of any proceedings with certainty, we do not believe that there are any claims or actions pending or threatened against us, the ultimate disposition of which we believe would have a material adverse effect on us or on our operations.

ABB, Inc., Plaintiff v. GreenHunter Energy, Inc., Defendant, In the Superior Court of California, County of Imperial, Case No. ECU07002 . ABB, Inc. was a subcontractor to Crown Engineering for the work previously performed at our Mesquite Lake biomass plant in Imperial County, California. GreenHunter Energy, Inc. had a construction contract directly with Crown Engineering only. On or about January 18, 2010, GreenHunter entered into a settlement agreement with Crown Engineering settling any disputes between the parties regarding the work done at our Mesquite Lake plant. Green Hunter performed all of its obligations under the settlement agreement. ABB is attempting to enforce payment of its claim of approximately $328,000 by asserting it is a third party beneficiary under our settlement agreement with Crown Engineering.

A hearing was held on September 25 and 26, 2013 solely on the issue of whether ABB was a third party beneficiary to the settlement agreement with Crown. The court ruled in favor of GreenHunter Resources, Inc. and decided that ABB was not a third party beneficiary. ABB has notified the Company of its intention to appeal this ruling.

Glen Pasak, Clint Howard and Manuel Rodriquez, Plaintiffs v. GreenHunter Water, LLC and GreenHunter Energy, Inc., Defendants, in the 23rd District Court of Wharton County, Texas, Case No.: 46,749 filed May 16, 2013. This lawsuit has not yet been served on Defendants. Upon information and belief, we believe the lawsuit alleges as follows: On December 31, 2012, Plaintiffs sold their interest in Blackwater and White Top to Defendants. As part of the transaction, Defendants agreed to be responsible for all debts and liabilities of Blackwater and White Top. Plaintiffs agreed to allow Defendants to collect all accounts receivable to Blackwater and White Top as part of the transaction in an amount totaling $2.5 million, having relied on representations made by Defendants. Among the debts and liabilities assumed by Defendants was a $1 million line of credit to First National Bank of Eagle Lake, which debt was personally guaranteed by Plaintiffs. The assumption of this liability was material to the sales transaction and Plaintiffs relied on multiple representations by Defendants that the debt would be assumed completely by Defendants. However, despite these assurances, Defendants have failed to pay or re-finance the debt to First National Bank of Eagle Lake. Further, Defendants have failed to use any of the accounts receivable collected from Blackwater and White Top to retire this debt. The Defendants were served on October 9th, and the Defendants have answered. The defendants have filed a motion to transfer venue to Dallas County, Texas. The case has been ordered to mediation. No mediation date has been set at this time. GreenHunter Resources and GreenHunter Water believe this case has no merit and the Defendants will ultimately prevail on all matters arising under this lawsuit.

GreenHunter Energy, Inc., White Top and Blackwater, Plaintiffs v. Glen T. Pasak and Clint C. Howard, Defendants, in the 101st District Court of Dallas County, Texas, Case No.: DC-13-06478 filed June 12, 2013. Plaintiffs seek injunctive relief against the Defendants to force Defendants to turn over certain assets in Defendant’s possession to Plaintiff. Defendants have delivered the property requested to Plaintiffs. Plaintiffs amended their petition to include causes of action against the Defendants for breach of the equity purchase agreements, statutory fraud, and common fraud. Plaintiff has amended its petition to include injunctive relief for additional property that the Defendants have in their possession. The parties have entered into an agreed upon temporary injunction regarding the property in question. Plaintiffs have filed a motion for summary judgment in this matter.

First National Bank of Eagle Lake, Plaintiff v. White Top Oilfield Construction, LLC, Blackwater Services, LLC and GreenHunter Resources, Inc., Defendants, et al., in the 329th District Court of Wharton County, Texas, Case No.: 46,894 filed July 24, 2013. Plaintiff is demanding payment for two promissory notes in favor of the bank by White Top and two promissory notes in favor of the bank by Blackwater aggregating in the amount of $1,000,000. The Defendants have answered this lawsuit. Defendants have filed a plea in abatement to have the case moved to Dallas County, Texas. Settlement negotiations are ongoing. Plaintiff’s claim has been reduced to approximately $250,000 based on sales of previously foreclosed assets from the Company and other defendants.

PetroChem, Inc. v. GreenHunter Energy, Inc., et al. in the Superior Court for the State of California, County of Imperial, Case No. ECU-05216. PetroChem, Inc. was a subcontractor to Crown Engineering for the work done at our Mesquite Lake plant in Imperial County, California. GreenHunter Energy, Inc. had a construction contract directly with Crown Engineering only, not the Plaintiff. On or about January 18, 2010, GreenHunter entered into a settlement agreement with Crown Engineering settling any disputes between the parties regarding the work done at our Mesquite Lake plant. Green Hunter performed all of its obligations under the settlement agreement. PetroChem is attempting to enforce payment of its claim of approximately $207,000 by asserting it is a third party beneficiary under our settlement agreement with Crown Engineering.

The PetroChem claim was stayed by the bankruptcy court but PetroChem is attempting to move forward with their claim now by asserting they are third party beneficiary to our Crown settlement agreement. As this claim is similar to the ABB claim above, management believes this case has little or no merit and the Company will ultimately prevail.

Elisema R. Jones and Gregory Joseph Jones v. Blackwater Services and Damien Pacheco. 365th District Court of Dimmitt County, Texas, Cause No. 11-12-11539-DCVAJA. Plaintiff brought suit against defendants for damages caused by an automobile accident with defendant Damien Pacheco, allegedly an employee of Blackwater. The claim is being handled by the insurance carrier and the Company estimates any potential claim will be covered by insurance.

Marcos Eric Ramon and Juan Castillo v .White Top Oilfield Construction and Jennay Marie Hawkins. 293rd District Court of Dimmitt County, Texas, Cause No. 13-07-12036-DCV. Plaintiff brought suit against defendants for damages caused by an automobile accident with defendant Jennay Hawkins, allegedly an employee of White Top. The claim is being handled by the insurance carrier and the Company estimates any potential claim will be covered by insurance.

Bibb Engineers v. GreenHunter Mesquite Lake, LLC and GreenHunter Resources, Inc. US District Court, Western District of Missouri, Case No.: 413-CV1091DW. Filed November 7, 2013. Plaintiffs performed engineering services on the Mesquite Lake Project. GreenHunter Resources executed a guaranty in favor of Bibb for the services in the amount of approximately $495,000 and the matter was settled in February 2014 when both parties entered into a settlement agreement. Defendant has agreed to pay Plaintiff 60 thousand per month until the claim is paid in full.

SPX v. GreenHunter Energy, Inc., et al. in the Superior Court for the State of California, County of Imperial, Case No. ECU-5082. SPX was a subcontractor to Crown Engineering for the work done at our Mesquite Lake plant in Imperial County, California. GreenHunter Energy, Inc. had a construction contract directly with Crown Engineering only. On or about January 18, 2010, GreenHunter entered into a settlement agreement with Crown Engineering settling any disputes between the parties regarding the work done at our Mesquite Lake plant. Green Hunter performed all of its obligations under the settlement agreement. SPX is attempting to enforce payment of its claim of approximately $215,000.

The SPX claim was stayed by the bankruptcy court but SPX is attempting to move forward with their claim now as the stay has been lifted. Management believes this case has little or no merit and the Company will ultimately prevail.

L & O Transport v. GreenHunter Water, LLC, in the County Court at Law # 2, Tarrant County, Texas, Case No. 2013-007394-2. L & O Transport performed services for GreenHunter Water in the amount of $87,600. Defendant has been served and an answer was filed on January 10, 2014. Defendant has made a series of payments to Plaintiff, which has greatly reduced the indebtedness to Plaintiff. The Company plans to pay the remaining balance in 2014.

Nueces Farm Center, Inc. v. White Top Oilfield Construction and Glen Pasak in the 94th Judicial District of Nueces County, Texas, Case No. 2013-DCU-5147-C . Plaintiff performed services for White Top in the amount of approximately $54,000. Defendant Glen Pasak guaranteed the debt. Defendant has been served and an answer has been filed. Defendant is investigating this claim.

Jose Torres, et al. v. GreenHunter Resources, Inc. and GreenHunter Water, LLC, in the County Court at Law # 1, Nueces County, Texas, Cause No. 2013-CCU-62314-1. Jose Torres, an employee of Hunter Hauling, LLC, a subsidiary of the defendants, was killed in an accident on December 17, 2013 while working inside a tanker truck on the Company’s location in Moulton, Texas. Plaintiff claims injuries and damages were caused by the negligence and gross negligence of the named defendants. Defendants have tendered the case to its insurance carriers for coverage. The Company has answered the lawsuit and is currently conducting an investigation into this matter. The plaintiffs have voluntarily dismissed the lawsuit with the right to refile the same at a later date.

NOTE 14. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2013 and 2012, we earned storage rental revenue for providing water storage tanks and equipment for lease to Shale Hunter, LLC , Eagle Ford Hunter, LLC and Triad Hunter, LLC, all wholly-owned subsidiaries of Magnum Hunter Resources Corporation, an entity for which Gary C. Evans, our Chairman, is an officer and significant shareholder. We also provided water disposal and transport services for Shale Hunter and Triad Hunter during the years ended December 31, 2013 and 2012. Revenue from Eagle Ford Hunter, prior to its sale to an unaffiliated entity in April of 2013, was $978 thousand. Revenue from the affiliated companies totaled $3.4 million and $3.5 million for the years ended December 31, 2013 and 2012, respectively. Accounts receivable for these entities totaled $907 thousand and $383 thousand at December 31, 2013 and December 31, 2012, respectively.

We utilized drilling services provided by Alpha Hunter Drilling, a wholly-owned subsidiary of Magnum Hunter Resources Corporation, during the year ended December 31, 2012 to drill water disposal wells in South Texas. Total charges for services provided by Alpha Hunter were $1.7 million.

We obtained accounting services from Magnum Hunter Resources Corporation for a fee of $75 thousand for the year ended December 31, 2012, and none for the same period in 2013. We also paid for air travel services from a company owned by Mr. Evans of $178 thousand and $115 thousand for the years ended December 31, 2013 and 2012, respectively.

We purchased a pickup and equipment trailer from Mr. Evans for $40 thousand in 2012. We paid $1.1 million to White Top for construction services, $25 thousand to Virco for disposal services, and $2 thousand to Triad Hunter for other services in 2012.

The Company had promissory notes outstanding to the Chairman and Interim Chief Executive Officer. The balance under these promissory notes was $0 at December 31, 2012. The notes were convertible into common stock at the holder’s option based on the closing price of the company’s common stock on the day prior to the election to convert. As of August 9, 2012, the balance on these promissory notes had been repaid. We paid Mr. Evans $187 thousand in interest on these notes in 2012.

On February 17, 2012, the Company, through its wholly-owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee of the Board of Directors for each party. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company’s restricted common stock with a fair value of $3.3 million, 22,000 shares of our 10% Series C Preferred Stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we changed the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our 10% Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC, entered into agreements with Hunter Disposal, and GreenHunter Water, for wastewater hauling and disposal capacity in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water.

During the year ended December 31, 2013, the Company borrowed an additional $1.5 million under a promissory note due to the Company’s Chairman and Chief Executive Officer. As of December 31, 2013, there is $500 thousand available under this facility. Interest for this note was $10 thousand for the year ended December 31, 2013. Should the Company borrow any available amounts, they will carry an interest rate of 13% per annum which is convertible to common stock. The letter of guarantee associated with this note has been extended through December 31, 2014. In association with this loan, the Company issued 107,142 warrants with an exercise price of $0.01 to the Company’s Chairman. The warrants expire five years from the date of issue.

In the fourth quarter of 2013, the Company closed on the private placement of approximately $1.5 million of the Company’s Unsecured Term Notes due one year from the date of issuance together with 134,211 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock of the Company for $2.25 per share and has an expiration date of five years from the date of issuance. 17,776 of these warrants were issued to officers of the Company in association with $200 thousand of the notes, which have an interest rate of 15%. Interest for this note was $2 thousand for the year ended December 31, 2013. The net proceeds of the placement are intended to fund MAG Panel™ inventory.

Total related party payables were $134 thousand and $2 million at December 31, 2013 and 2012, respectively.

NOTE 15. SEGMENT DATA

We currently have two reportable segments: Water Management and Biomass. They are managed separately because each business unit potentially requires different technology, marketing strategies and personnel. Our Biomass segment has not left the development stage. We have entered an agreement to sell the Biomass project with closing set for March 15, 2015.

Our Water Management segment is currently in operation and has a number of projects under development. Our corporate resources are mainly focused on the Water Management business and will not be reduced as a result of the sale of the biomass facility; therefore, the previously reported segment for Unallocated Corporate is included in the Water Management segment for 2013.

On May 14, 2007, we acquired an inactive 18.5 megawatt (“MW”) (nameplate capacity) biomass plant located in Southern California. The plant is owned by our wholly-owned subsidiary, GreenHunter Mesquite Lake, Inc. (“Mesquite Lake”), which was formed for the purpose of operating and owning assets which convert waste material to electricity. We began refurbishing this bio-mass plant during July 2008 but ceased work during the fourth quarter of 2008 when we were informed that certain required permits at the facility were not in place. On August 19, 2009 we entered into a power purchase agreement with a major public utility based in Southern California. During 2012, the Company determined that it had insufficient time resources and a different business plan altogether which prevented the Company from continuing the development of the Mesquite Lake Biomass Project. As a result, management believes the carrying value of the asset is greater than the value that might be realized by the development or sale of the asset. The Company believes the fair value of the asset without a viable power purchase agreement which expired on March 31, 2013 should be its salvage value. We obtained an independent evaluation of the asset’s salvage value as of December 31, 2012, which was $2.0 million. The total carrying value of the project net assets prior to recording an impairment to its value was $17.9 million. The Company recorded an impairment of asset value of $12.9 million at September 30, 2012 and a further impairment of $3.0 million to reflect its salvage value at December 31, 2012. We recorded no impairments during 2013. On December 23, 2013, the Company entered into a letter of intent to sell the biomass plant, which included a non-refundable fee of $25 thousand that granted the buyer an exclusive right to purchase the property through February 15, 2014. On February 19, 2014, GreenHunter Mesquite Lake entered an agreement to sell the Mesquite Lake Biomass Project to ML Energy Park, LLC for $2.0 million. The closing is scheduled for March 15, 2015. The prospective buyer made an initial payment of $50 thousand as earnest money deposit and will continue to pay $50 thousand per month for a year or until deciding to purchase the property. The monthly payments and the initial $25 thousand fee are non-refundable, but will be applied to the purchase if it is ultimately consummated.

The accounting policies for our segments are the same as those described in Note 3. There are no intersegment revenues or expenses. The assets held for sale are included in the Water Management segment for both 2013 and 2012.

Segment data for the two years ended December 31, 2013 and 2012 follows:

	For the Year Ended December 31, 2013
	Unallocated Corporate	Water Management	BioMass	TOTAL
Total Revenues	$—	$25,737,457	$—	$25,737,457
Cost of services provided	—	18,725,258	—	18,725,258
Depreciation expense	—	2,884,286	—	2,884,286
Selling, general and administrative, including stock compensation	—	8,878,407	8,571	8,886,978

Operating loss	—	(4,750,494)	(8,571)	(4,759,065)
Other income and (expense)	—	1,385,583	903,379	2,288,962

Income tax expense	—	7,000	—	7,000

Income (loss) from continuing operations	$—	$(3,371,911)	$894,808	$(2,477,103)

Total Assets	$—	$46,050,800	$1,975,000	$48,025,800

Additions to long-lived assets	$—	$10,956,214	$—	$10,956,214

	For the Year Ended December 31, 2012
	Unallocated Corporate	Water Management	BioMass	TOTAL
Total Revenues	$—	$16,937,972	$—	$16,937,972
Cost of services provided	—	9,421,990	—	9,421,990
Depreciation expense	151,689	1,590,048	—	1,741,737
Impairment of biomass project	—	—	15,873,013	15,873,013
Selling, general and administrative, including stock compensation	8,176,815	1,772,302	51,529	10,000,646

Operating income (loss)	(8,328,504)	4,153,632	(15,924,542)	(20,099,414)
Other income and (expense)	(90,253)	(233,323)	—	(323,576)

Income tax expense	—	5,000	—	5,000

Income (loss) from continuing operations	$(8,418,757)	$3,915,309	$(15,924,542)	$(20,427,990)

Total Assets	$5,657,921	$45,197,305	$2,000,000	$52,855,226

Additions to long-lived assets	$82,412	$12,126,892	$—	$12,209,304

NOTE 16. CONDENSED CONSOLIDATED GUARANTOR FINANCIAL STATEMENTS

Certain of the Company’s 100% owned subsidiaries, including GreenHunter Water, LLC, GreenHunter Environmental Solutions, LLC, GreenHunter Hydrocarbons, LLC, GreenHunter Pipeline, LLC, Hunter Disposal, LLC, and Hunter Hauling, LLC (collectively, “Guarantor Subsidiaries”) will fully and unconditionally guarantee the obligations of the Company under any debt securities that it may issue under a universal shelf registration statement on Form S-3, on a joint and several basis.

Condensed consolidating guarantor financial information for GreenHunter Resources Corporation, the Guarantor Subsidiaries and the other subsidiaries of the Company (the “Non Guarantor Subsidiaries”) as of December 31, 2013 and 2014 was as follows:

GreenHunter Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of December 31, 2013
	GreenHunter Resources, Inc.	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	GreenHunter Resources, Inc. Consolidated
ASSETS
Current assets	$1,949,764	$7,442,231	$(32,896,562)	$34,412,241	$10,907,674
Intercompany accounts receivable	33,719,606	811,535	-	(34,531,141)	-
Fixed assets	2,167,250	14,402,410	16,033,258	4,389,430	36,992,348
Investment in subsidiaries	19,234,244	4,539,391	(4,466,395)	(19,307,240)	-
Other assets	64,842	60,936	-	-	125,778
Total Assets	$57,135,706	$27,256,503	$(21,329,699)	$(15,036,710)	$48,025,800

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,648,819	$11,954,865	$(31,539,580)	$34,531,141	$20,595,245
Intercompany accounts payable	-	-	34,531,141	(34,531,141)	-
Long-term liabilities	3,574,506	4,517,062	982,580	-	9,074,148
Stockholders' equity	47,912,381	10,784,576	(25,303,840)	(15,036,710)	18,356,407
Total Liabilities and Stockholders' Equity	$57,135,706	$27,256,503	$(21,329,699)	$(15,036,710)	$48,025,800

	As of December 31, 2012
	GreenHunter Resources, Inc.	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	GreenHunter Resources, Inc. Consolidated
ASSETS
Current assets	$3,384,434	$2,796,858	$(28,594,508)	$30,870,748	$8,457,532
Intercompany accounts receivable	30,593,105	502,574	-	(31,095,679)	-
Fixed assets	2,274,065	20,647,657	21,665,297	(3,176,788)	41,410,231
Investment in subsidiaries	19,234,244	(446,283)	(4,466,395)	(14,321,566)	-
Other assets	-	10,936	2,976,527	-	2,987,463
Total Assets	$55,485,848	$23,511,742	$(8,419,079)	$(17,723,285)	$52,855,226

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,214,487	$10,370,966	$(25,602,267)	$30,622,699	$19,605,885
Intercompany accounts payable	-	-	30,847,631	(30,847,631)	-
Long-term liabilities	4,235,069	4,140,768	1,763,452	-	10,139,289
Stockholders' equity	47,036,292	9,000,008	(15,427,895)	(17,498,353)	23,110,052
Total Liabilities and Stockholders' Equity	$55,485,848	$23,511,742	$(8,419,079)	$(17,723,285)	$52,855,226

GreenHunter Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	For the Year Ended December 31, 2013
	GreenHunter Resources, Inc.	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	GreenHunter Resources, Inc. Consolidated
Revenues	$-	$33,423,682	$2,781	$(7,689,006)	$25,737,457
Expenses	4,285,766	31,924,570	(852,126)	(7,150,650)	28,207,560
Income (loss) from continuing operations before tax	(4,285,766)	1,499,112	854,907	(538,356)	(2,470,103)
Income tax expense	(7,000)	-	-	-	(7,000)
Income (loss) from continuing operations	(4,292,766)	1,499,112	854,907	(538,356)	(2,477,103)
Loss from discontinued operations, net of tax	-	-	(7,445,397)	-	(7,445,397)
Net income (loss)	(4,292,766)	1,499,112	(6,590,490)	(538,356)	(9,922,500)
Dividends on preferred stock	(4,587,285)	-	-	-	(4,587,285)
Net income (loss) attributable to common stockholders	$(8,880,051)	$1,499,112	$(6,590,490)	$(538,356)	$(14,509,785)

	For the Year Ended December 31, 2012
	GreenHunter Resources, Inc.	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	GreenHunter Resources, Inc. Consolidated
Revenues	$-	$23,019,870	$-	$(6,081,898)	$16,937,972
Expenses	8,363,305	18,369,440	15,965,230	(5,337,013)	37,360,962
Income (loss) from continuing operations before tax	(8,363,305)	4,650,430	(15,965,230)	(744,885)	(20,422,990)
Income tax expense	(5,000)				(5,000)
Income (loss) from continuing operations	(8,368,305)	4,650,430	(15,965,230)	(744,885)	(20,427,990)
Income (loss) from discontinued operations, net of tax	2,936,500	-	(100,679)	-	2,835,821
Net income (loss)	(5,431,805)	4,650,430	(16,065,909)	(744,885)	(17,592,169)
Dividends on preferred stock	(1,926,723)	-	-	-	(1,926,723)
Gain on Series A Preferred Stock conversion	923,565	-	-	-	923,565
Deemed dividend on Series B Preferred Stock conversion	(2,573,025)	-	-	-	(2,573,025)
Net income (loss) attributable to common stockholders	$(9,007,988)	$4,650,430	$(16,065,909)	$(744,885)	$(21,168,352)

GreenHunter Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2013
	GreenHunter Resources, Inc.	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	GreenHunter Resources, Inc. Consolidated
Cash flow provided by (used in) operating activities	$(7,952,679)	$4,916,135	$1,638,905	$-	$(1,397,639)
Cash flow provided by (used in) investing activities	(10,000)	(4,422,491)	(842,052)	-	(5,274,543)
Cash flow provided by (used in) financing activities	6,395,278	611,230	(797,111)	-	6,209,397
CHANGE IN CASH	(1,567,401)	1,104,874	(258)	-	(462,785)
CASH, beginning of period	3,048,315	(1,328,059)	45,386	-	1,765,642
CASH, end of period	$1,480,914	$(223,185)	$45,128	$-	$1,302,857

	For the Year Ended December 31, 2012
	GreenHunter Resources, Inc.	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	GreenHunter Resources, Inc. Consolidated
Cash flow provided by (used in) operating activities	$(10,590,176)	$2,114,221	$9,788,006	$(2,804,511)	$(1,492,460)
Cash flow provided by (used in) investing activities	(88,653)	(6,955,026)	(9,742,730)	2,804,511	(13,981,898)
Cash flow provided by (used in) financing activities	12,830,888	4,324,289	-	-	17,155,177
CHANGE IN CASH	2,152,059	(516,516)	45,276	-	1,680,819
CASH, beginning of period	30,714	54,000	109	-	84,823
CASH, end of period	$2,182,773	$(462,516)	$45,385	$-	$1,765,642

NOTE 17. SUBSEQUENT EVENTS—UNAUDITED

On January 15, 2014, our Board of Directors appointed Gary C. Evans, who serves as Chairman of our Board of Directors, to serve as our interim Chief Executive Officer, and appointed Kirk J. Trosclair to serve as our Chief Operating Officer, following the resignation, effective January 15, 2014, of Jonathan D. Hoopes as a board member, interim Chief Executive Officer, President and Chief Operating Officer.

On January 27, 2014, our Board of Directors approved the granting of 120,000 options of the Company’s common stock to employees under the 2013 Long-Term Incentive Plan. The options have a ten year life and an exercise price of $1.09 per share and vest in an equal amount over a three year period beginning one year from the date of grant.

On January 28, 2014, GreenHunter Water sold a saltwater disposal well and associated equipment and certain real property located in Karnes County, Texas for aggregate consideration of approximately $3.9 million pursuant to an Asset Purchase Agreement with Sable Environmental SWD 5, LLC. GreenHunter Water received $1.0 million in cash at closing and a promissory note for approximately $2.9 million with an interest rate of 10% per annum and maturity date of January 31, 2016.

On February 28, 2014, the Company closed a private placement consisting of $1.1 million aggregate principal amount of the Company’s 15.0% Term Notes due one year from the date of issuance together with warrants to purchase up to 96,444 shares of the Company’s common stock, at $2.25 per share. These warrants have an expiration date five years from the date of issuance. The Company closed on an additional $50 thousand principal amount of the Term Notes together with an additional 4,444 warrants on March 7, 2014.

On March 11, 2014, GreenHunter Water entered into an agreement to sell a saltwater disposal well and associated equipment located in Frio County, Texas to Sable Environmental SWD 7, LLC pursuant to an Asset Purchase Agreement for a purchase price of $4.6 million that included a $500 thousand non-refundable deposit that was accrued in accounts payable as of March 31, 2014. As a part of this Agreement, the purchaser has agreed to pay off the $2.9 million promissory note, in full, that was issued on January 28, 2014, when the first well in Karnes County, Texas was sold to the same purchaser. We closed on the sale of this well and received payment for the purchase price of the well and the payoff of the note on May 1, 2014.

In the first quarter of 2014, the Company closed on the private placement of approximately $1.1 million of the Company’s Unsecured Term Notes due one year from the date of issuance together with 100,879 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock of the Company for $2.25 per share and has an expiration date of five years from the date of issuance. The fair value of these warrants of approximately $42 thousand was recorded as a discount to the notes. The interest rate for the notes is 15%. The net proceeds of the placement are intended to fund additional MAG Panel™ inventory.

In the first quarter of 2014, the Company issued a total of 100,879 warrants, which expire five years from their issue dates, with an exercise price of $2.25 in connection with private debt placements.

We are currently in negotiations with various parties to sell all three Oklahoma SWD wells and facilities, one of which was in operation at December 31, 2013, to a single buyer. This sale is anticipated to close sometime in the last half of 2014. The wells are being marketed at amounts equal to or in excess of our net book value at December 31, 2013.

We sold a portion of the equipment of White Top and Blackwater , which consisted mainly of fluid hauling trucks and trailers and heavy construction equipment, during the first and second quarters of 2014. The sales resulted in a gain of approximately $81 thousand. We moved certain of the remaining assets to our field operations in the Appalachian Region and anticipate selling at auction the few remaining assets classified as held for sale belonging to these companies in the third quarter of 2014. We anticipate that the remaining equipment that is scheduled to be auctioned will sell for amounts equal to or in excess of our net book value at December 31, 2013.

On March 26, 2014, GreenHunter Water sold a saltwater disposal well and associated equipment and certain real property located in DeWitt County, Texas for aggregate consideration of approximately $3.4 million pursuant to an Asset Purchase Agreement with Clear Water Resources Partners, LLC. GreenHunter Water received $1.0 million in cash at closing and a promissory note for approximately $2.4 million with an interest rate of 10% per annum and maturity date of May 1, 2016.

On April 25, 2014, our Board of Directors approved a common stock grant of 1,250,000 shares for Mr. Gary C. Evans, our Chairman and Interim Chief Executive Officer as consideration for his past credit support to the Company. The Board also approved stock-based bonuses of 445,000 shares to certain members of management.

On April 25, 2014, our Board of Directors approved a total grant of 2,600,000 stock options with an exercise price of $0.98 per share to certain members of management.

On April 25, 2014, our Board of Directors approved certain officers of the Company to receive benefits pursuant to a change in control in accordance with their job descriptions and responsibilities to the Company, ranging from one year annual salary payment to three years annual salary payment.

On May 1, 2014, the Company’s wholly-owned subsidiary, GreenHunter Water, LLC, completed the sale of a saltwater disposal well and associated equipment located in Frio County, Texas pursuant to an Asset Purchase Agreement with Sable Environmental SWD 7, LLC. The Dilley Hunter SWD well was sold for total consideration of $4.7 million which was received at closing. The Company also received at closing the final payment for that certain promissory note dated January 29, 2014, in the principal amount of approximately $2.9 million between GreenHunter Water, LLC and Sable Environmental SWD 5, LLC. Therefore, the amount of cash consideration for these transactions totaled approximately $7.6 million.

On May 6, 2014, Mr. Gary C. Evans, our Chairman and Interim Chief Executive Officer, extended the maturity date associated with his $1.5 million promissory note to the Company to July 1, 2014.

On June 10, 2014, our Board of Directors approved the granting of 62,500 options of the Company’s common stock to employees under the 2013 Long-Term Incentive Plan. The options have a ten year life and an exercise price of $1.21 per share and vest in an equal amount over a three year period beginning one year from the date of grant.

On June 25, 2014, the Company announced the establishment of a new hydrocarbons division, GreenHunter Hydrocarbons, LLC, a wholly-owned subsidiary of GreenHunter Resources, to focus on the transportation, storage, processing, and marketing of hydrocarbons (oil, condensate, and NGLs) in the Appalachian Region. GreenHunter Hydrocarbons also announced the hiring of Mr. Terry Clark as Vice President of GreenHunter Hydrocarbons and manager of this division. Mr. Clark has 17 years of experience managing hydrocarbons in the Appalachian Basin and has established industry-wide relationships with producers and refiners.

On June 30, 2014, the Company executed definitive agreements with a third party to construct three independent pipelines in the Appalachian Region that will be funded by the third party. These pipelines are anticipated to be completed by January 1, 2016. The agreements give the Company exclusive use of the three pipelines for a period of ten years with an option to renew the agreements for another ten years. The pipelines will be used to transport oilfield waste water (brine), fresh water, and hydrocarbons (condensate and NGLs), respectively.

During the second quarter of 2014, the Company settled multiple lawsuits related to the White Top and Blackwater acquisitions. The Company acquired debt payable to a certain bank as a result of the acquisitions that was guaranteed by White Top and Blackwater. As part of the settlement, this bank agreed to release the Company from all debt and accrued interest owed to the bank for a payment of $50 thousand which was made by the Company. The settlement agreement also required the sellers to return 32,750 Series C Preferrred Stock given to them as part of the original purchase price. Settlement of these lawsuits resulted in a gain of approximately $1.9 million.

 On July 22, 2014, the Company announced that it has filed with the Internal Revenue Service a request for a ruling that income derived by a newly formed Limited Partnership (“MLP”) from the handling of fluid, storage, treatment and disposal services, frac tank rental, water monitoring services, and environmental remediation services that constitute a part of the exploration, developmental, mining, processing, refining and transportation of natural resources will in fact constitute “Qualified Income” under certain sections of the Internal Revenue Code of 1986, as amended. Management and the Board have determined that utilizing an MLP structure will be the most efficient way to fund our future capital needs.

During the year ended December 31, 2013, the Company borrowed $1.5 million under a promissory note due to the Company’s Chairman and Chief Executive Officer. In July of 2014, the Company paid our Chairman and Chief Executive Officer $1.3 million on the loan. The outstanding balance of $200 thousand is anticipated to be paid in October of 2014.